UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 20, 2014 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 13th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

We are pleased to again take advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders via the Internet rather than in paper form. Accordingly, we are sending most of our stockholders a notice regarding the availability of the proxy statement and our annual report via the Internet. We believe these rules will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Boston Properties.

Sincerely,

Mortimer B. Zuckerman

Executive Chairman

Boston Properties, Inc.	800 Boylston Street Suite 1900 Boston, MA 02199-8103

Notice of 2014 Annual Meeting of Stockholders

Date:	Tuesday, May 20, 2014

Time:	10:00 a.m., Eastern Time

Place:	399 Park Avenue, 13th Floor, New York, New York

Record Date:	You may vote if you were a stockholder of record as of the close of business on March 26, 2014.

Items of Business:	1.	To elect the eleven nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

	2.	To hold an advisory vote on named executive officer compensation.

	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

	4.	To consider and act upon a stockholder proposal concerning an independent board chairman.

	5.	To consider and act upon a stockholder proposal concerning the adoption of proxy access.

	6.	To consider and act upon a stockholder proposal concerning a policy regarding accelerated vesting of equity awards of senior executives upon a change in control.

	7.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting:	If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2014. The proxy statement and our 2013 annual report to stockholders are available at www.edocumentview.com/bxp.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

April 4, 2014

April 4, 2014

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 4, 2014 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2014 annual meeting of stockholders of Boston Properties, Inc. to be held on Tuesday, May 20, 2014 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 13th Floor, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2013 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2013, available to our stockholders electronically via the Internet. On or about April 4, 2014, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 4, 2014, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2013 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation, the ratification of the appointment of our independent registered public accounting firm and, if properly presented, consideration of three stockholder proposals.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 26, 2014, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date.

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May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 153,017,750 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2014. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2014. When you call, please have

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your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

•	Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

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If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2013 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors

Composition of the Board of Directors

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Mortimer B. Zuckerman, Zoë Baird Budinger, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. Ms. Budinger is not standing for reelection at the 2014 annual meeting of stockholders. The Board of Directors would like to thank Ms. Budinger for her dedication to Boston Properties and her invaluable contributions over the past nine years. In addition to the other incumbent directors, the Board has nominated Ivan G. Seidenberg for election at the 2014 annual meeting of stockholders.

At the 2014 annual meeting of stockholders, directors shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Leadership Structure

Our Board of Directors has separated the roles of the Executive Chairman and Chief Executive Officer and, as described in more detail below, has decided to establish a lead independent director role effective immediately following the annual meeting. Currently, Mr. Zuckerman serves as Executive Chairman, Mr. Thomas serves as Chief Executive Officer and our independent directors have selected Mr. Seidenberg to serve as our initial lead independent director, subject to his election at the 2014 annual meeting. Our Board of Directors believes that the Company is best served with this leadership structure, which provides us with the continued benefits of the experience, knowledge and vision of Mr. Zuckerman, who co-founded Boston Properties in 1970 and has served as the Chairman of the Board since our initial public offering in June 1997, particularly as he transitions Chief Executive Officer responsibilities to Mr. Thomas. In addition, our Board of Directors expects the establishment of a lead independent director role to enhance and provide further assurances to our stockholders regarding the strong independent oversight exercised by our Board of Directors.

Our Board of Directors encourages strong communication among all of our independent directors and the Chairman and believes that it is able to effectively provide independent oversight of Boston Properties’ business and affairs, including risks facing Boston Properties, without an independent

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Chairman, through the composition of our Board of Directors, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance processes already in place. In addition, our lead independent director will be selected annually by our independent directors and will have well-defined, substantive responsibilities that include, among others that may be assigned from time to time:

•	presiding at all meetings of our Board of Directors at which the Chairman is not present, including executive sessions of independent directors;

•	serving as a liaison between the Chairman and the independent directors;

•	approving information sent to our Board of Directors;

•	approving meeting agendas and meeting schedules for our Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of our Board of Directors; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

The establishment of a lead independent director role is intended to complement the effective independent oversight our Board of Directors already has in place.

Director Independence

Under the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

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(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Budinger and Einiger and Messrs. Frenkel, Klein, Lustig, Patricof, Turchin and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, our Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules. In addition, our Board of Directors has determined that Mr. Seidenberg will qualify as an “independent director” upon his election.

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Risk Oversight

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a REIT for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

Meetings

Our Board of Directors met nine times during 2013. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Ten of the eleven directors then serving attended the 2013 annual meeting of stockholders.

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Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. Historically, the executive sessions have been chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session. However, following the 2014 annual meeting of stockholders, our lead independent director is expected to chair these executive sessions.

The Committees

Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

	Audit	Compensation	Nominating and Corporate Governance
Zoë Baird Budinger	✓
Carol B. Einiger		✓
Dr. Jacob A. Frenkel		✓	Chair
Joel I. Klein	✓		✓
Alan J. Patricof	Chair		✓
David A. Twardock	✓	Chair
Number of meetings held during 2013	9	9	3

Audit Committee

Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair), Klein and Twardock and Ms. Budinger. Mr. Klein and Ms. Budinger were appointed to the Audit Committee on May 21, 2013, the same day that Ms. Einiger’s service on the Audit Committee ceased. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent registered public accounting firm the scope and results of the audit engagement, (3) approves professional services provided by our independent registered public accounting firm and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of Directors determined that Messrs. Patricof and Twardock each qualify as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included in this proxy statement on page 68.

Compensation Committee

Our Board of Directors has established a Compensation Committee consisting of Messrs. Twardock (Chair) and Frenkel and Ms. Einiger. Ms. Einiger was appointed to the Compensation Committee on May 21, 2013. None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE Rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chairman, the Chief Executive Officer and

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certain designated senior executive officers, (2) evaluate the performance of the Chairman, the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by our Board of Directors.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chairman, the Compensation Committee takes into consideration recommendations made by the Chairman, the Chief Executive Officer and the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chairman, the Chief Executive Officer and the President. The Compensation Committee has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. In 2011, the Compensation Committee engaged FTI Consulting, Inc. (“FTI”) and in 2012 and 2013 the Compensation Committee engaged FPL Associates L.P. (“FPL”), to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 26. We have concluded that the work of FPL did not raise any conflict of interest. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

The Compensation Committee Report is included in this proxy statement on page 49.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Messrs. Frenkel (Chair), Klein and Patricof, each of whom is an independent director under the NYSE Rules. Mr. Klein was appointed to the NCG Committee on January 24, 2013. Dr. Frenkel was appointed to the NCG Committee on May 21, 2013, the same date Ms. Budinger and Mr. Twardock ceased service on the NCG Committee. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. Under its charter, the NCG Committee is responsible for developing and annually reviewing and recommending to the Board a set of corporate governance guidelines. These corporate governance guidelines provide that the NCG Committee, together with our Chairman and our Chief Executive Officer, is responsible for coordinating succession planning by the Board. The NCG Committee, among other functions specified in its charter, is also responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders. In addition, the NCG Committee is responsible for establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders.

Committee Charters

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Other Committees

Our Board of Directors also has (1) a Special Transactions Committee, the current members of which are Messrs. Zuckerman, Linde and Thomas, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the current members of which are Messrs. Zuckerman, Linde, Lustig and

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Thomas, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. To be effective, approval by the Significant Transactions Committee requires that the independent director serving on the committee approve the transaction. Mr. Thomas was appointed to the Special Transactions Committee and the Significant Transactions Committee on May 21, 2013. The Special Transactions Committee held no meetings and took action by written consent four times during 2013. The Significant Transactions Committee met one time and took action by written consent two times during 2013.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2014 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2015 annual meeting of stockholders must be submitted to our Secretary on or before December 5, 2014 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

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Board Membership Criteria

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG

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Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Code of Conduct and Ethics.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules.

Policy on Company Political Spending

Our Board of Directors adopted a Policy on Company Political Spending, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Policy on Political Spending.”

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PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, directors shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Following the recommendation of the NCG Committee, our Board of Directors has nominated Ms. Carol B. Einiger, Dr. Jacob A. Frenkel, Mr. Joel I. Klein, Mr. Douglas T. Linde, Mr. Matthew J. Lustig, Mr. Alan J. Patricof, Mr. Ivan G. Seidenberg, Mr. Owen D. Thomas, Mr. Martin Turchin, Mr. David A. Twardock and Mr. Mortimer B. Zuckerman for election. Each nominee, other than Mr. Seidenberg, is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

The NCG Committee collaborated with other non-employee directors and the Executive Chairman in identifying Mr. Seidenberg as a potential director candidate and, after considering the experience, skills and qualifications of Mr. Seidenberg and other potential candidates, the NCG Committee recommended that our Board of Directors nominate Mr. Seidenberg for election. In addition, after our Board of Directors determined that it would be advisable to establish a lead independent director role, the independent directors concluded that they would benefit from the experience and fresh perspective that Mr. Seidenberg would provide and selected him to serve as the initial lead independent director, subject to his election at the 2014 annual meeting.

Vote Required

Our By-laws provide that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2014 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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Recommendation

The Board of Directors unanimously recommends a vote FOR its nominees, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Ivan G. Seidenberg, Owen D. Thomas, Martin Turchin, David A. Twardock and Mortimer B. Zuckerman. Properly authorized proxies solicited by the Board will be voted FOR each of the nominees unless instructions to the contrary are given.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Nominees for Election

Carol B. Einiger	Director since May 5, 2004

President of Post Rock Advisors, LLC, a private investment advisory firm

Ms. Einiger has more than 35 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. She began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department; from 1988 to 1989 as Visiting Professor and Executive-in-Residence at Columbia Business School; and from 1989 to 1992 as Managing Director at Wasserstein Perella & Co. From 1992 to 1996, Ms. Einiger served as Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation. From 1996 to 2005, she served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger is a director and member of the Investment Committee of UJA-Federation of New York, a member of the Investment Committee of The JPB Foundation, and a member of the Board of Overseers of Columbia Business School. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation and the Horace Mann School; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation; and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received her BA from the University of Pennsylvania in 1970 and her MBA with honors from Columbia Business School in 1973. She is 64 years old.

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Dr. Jacob A. Frenkel	Director since February 24, 2010

Chairman of JPMorgan Chase International, the international unit of JPMorgan Chase & Co.

Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he has gained significant knowledge of global macroeconomics and experience advising large financial institutions.

Dr. Frenkel has been the Chairman of JPMorgan Chase International, the international unit of JPMorgan Chase & Co., since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman of the Board of Trustees of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988 and served as Chairman and Chief Executive Officer from 2000 to 2011. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. Dr. Frenkel is a laureate of the 2002 Israel Prize in Economics and the recipient of several honorary doctoral degrees and other decorations and awards. He is 71 years old.

Joel I. Klein	Director since January 24, 2013

Director and Executive Vice President, Office of the Chairman of News Corporation, a global, diversified media and information services company

Chief Executive Officer of Amplify, the education division of News Corporation

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters.

Mr. Klein has been a Director and Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, since January 2011. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities. He is 67 years old.

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Douglas T. Linde	Director since January 21, 2010

President of Boston Properties, Inc.

Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT and is a member of the Wesleyan University Board of Trustees. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. He is 50 years old.

Matthew J. Lustig	Director since January 20, 2011

Managing Partner of North America Investment Banking and Head of Real Estate, Gaming & Lodging at Lazard Frères & Co., the investment bank

Chief Executive Officer of Lazard Real Estate Partners LLC, the real estate investment business of Lazard Alternative Investments LLC

Mr. Lustig has worked for more than 30 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and execution to clients, and investing in real estate companies and assets as a principal.

Mr. Lustig is Managing Partner of North America Investment Banking and Head of Real Estate, Gaming & Lodging at Lazard Frères & Co. (“Lazard”), the investment bank, and, separately, Chief Executive Officer of Lazard Real Estate Partners LLC (“LREP”), the real estate investment business of Lazard Alternative Investments LLC (“LAI”). He is responsible for managing Lazard’s broad investment banking businesses in North America, as well as running its Real Estate, Gaming and Lodging industry group, in addition to overseeing LAI’s real estate fund activities. In recent years, he has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate companies in the public and private markets. At LREP, Mr. Lustig has overseen multiple funds with over $2.5 billion of equity capital invested in real estate operating companies and properties. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President in the real estate group at Drexel Burnham Lambert and, before that, was a lending officer at Chase Manhattan Bank specializing in credit, construction and real estate finance. Mr. Lustig is a member of the board of directors of Ventas, Inc. and he previously served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. Mr. Lustig also served as the Chairman of the Board of Atria Senior Living, Inc., a private senior housing management company that was formed prior to the disposition of Atria Senior Living Group, Inc. and sold to Ventas in December of 2012. He has also served as a director of several other public and private LREP portfolio companies. Mr. Lustig is a member of the Real Estate Roundtable and numerous other industry organizations, and he serves on the boards of Pension Real Estate Association, Larson Leadership Initiative at the Urban Land Institute, The Wharton School Samuel Zell/Robert Lurie Real Estate Center and the Paul Milstein Center for Real Estate Advisory Board at Columbia University School of Business. He also serves on the Board of Visitors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS. He is 53 years old.

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Alan J. Patricof	Director since June 23, 1997

Managing Director of Greycroft LLC, a venture capital firm

Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies.

Mr. Patricof is Managing Director of Greycroft LLC, a venture capital firm he formed in 2006, which has more than $400 million under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He is a member of the Board of Overseers of the Columbia Business School and was recently appointed by President Obama to the President’s Council on Global Development. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 79 years old.

Ivan G. Seidenberg

Advisory Partner of Perella Weinberg Partners, a global, independent advisory and asset management firm

Mr. Seidenberg has more than 45 years of experience in the communications industry during which time he has gained extensive leadership experience as a public company chairman and CEO.

Mr. Seidenberg has served as an Advisory Partner of Perella Weinberg Partners, a global, independent advisory and asset management firm, since June 2012. Mr. Seidenberg retired as the Chairman of the Board of Verizon Communications in December 2011 and previously served as its Chief Executive Officer from 2002 to 2011. Prior to the creation of Verizon, Mr. Seidenberg was the Chairman and Chief Executive Officer of Bell Atlantic and NYNEX. Mr. Seidenberg is a member of the Board of Directors of Blackrock, Inc. From 2009 to 2011, he chaired the Business Roundtable, an influential association of CEOs of leading U.S. companies. Mr. Seidenberg is also a member of the New York Academy of Sciences’ President’s Council and serves on the board of trustees of the New York-Presbyterian Hospital, The New York Hall of Science and Pace University and also serves as co-chair of the New York Genome Center. Mr. Seidenberg previously served as a director of Honeywell International Inc. from 1995 to 2008, as a director of Wyeth, LLC, which is now a part of Pfizer Inc., from 1996 to 2008 and as a director of Boston Properties, Inc. from 1997 to 2003. Mr. Seidenberg received a BA in mathematics from Lehman College, part of the City University of New York, and an MBA from Pace University. He is 67 years old.

Owen D. Thomas	Director since April 2, 2013

Chief Executive Officer of Boston Properties, Inc.

Mr. Thomas was elected as a director of Boston Properties, Inc. effective April 2, 2013 in connection with his appointment as our Chief Executive Officer. We have agreed that, while Mr. Thomas remains Chief Executive Officer, he will be nominated for re-election to the Board of Directors each year. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee and a Director of the Urban Land Institute, a member of the Board of Governors of the National Association of Real Estate Investment Trusts

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(“NAREIT”) and the former Chairman of the Pension Real Estate Association. He received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School. He is 52 years old.

Martin Turchin	Director since June 23, 1997

Non-executive Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company

Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions.

Mr. Turchin serves as non-executive Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the board of GenCorp Inc. and as Chairman of Easton Development Company, a subsidiary of GenCorp Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 72 years old.

David A. Twardock	Director since May 7, 2003

Retired President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc.

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lends billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute and the Economics Club of Chicago. Mr. Twardock previously served as a director of the Real Estate Roundtable and Chairman of the Real Estate Roundtable Capital Markets Committee. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 56 years old.

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Mortimer B. Zuckerman	Director since June 23, 1997

Executive Chairman of Boston Properties, Inc.

Mr. Zuckerman currently serves as Executive Chairman of Boston Properties, Inc. and has been a director since June 23, 1997. Mr. Zuckerman served as Chief Executive Officer from January 10, 2010 until April 2, 2013. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as a trustee of Memorial Sloan-Kettering Cancer Center and he is a member of the Bank of America Global Wealth & Investment Management Committee, the Council on Foreign Relations, the Washington Institute for Near East Studies and the International Institute of Strategic Studies. He is also Secretary, Treasurer and Vice Chair of the International Peace Institute. Mr. Zuckerman is the vice chairman of the Fund for Public Schools and serves as a Co-Chair of the Bipartisan Policy Center’s Cyber Security Task Force. He is a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree with first class honors in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received five honorary degrees. He is 76 years old.

Executive Officers who are not Directors

Raymond A. Ritchey

Executive Vice President, Head of our Washington, D.C. Office and National Director of Acquisitions and Development

Mr. Ritchey serves as Executive Vice President, Head of our Washington, D.C. Office and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 63 years old.

Michael E. LaBelle

Senior Vice President, Chief Financial Officer and Treasurer

Mr. LaBelle serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in November 2007, Mr. LaBelle served as Senior Vice President, Finance since February 2005. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, treasury management, credit underwriting, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the

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Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 49 years old.

Peter D. Johnston

Senior Vice President and Regional Manager of our Washington, D.C. office

Mr. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 181 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 55 years old.

Bryan J. Koop

Senior Vice President and Regional Manager of our Boston office

Mr. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 55 years old.

Robert E. Pester

Senior Vice President and Regional Manager of our San Francisco office

Mr. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 57 years old.

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John F. Powers

Senior Vice President and Regional Manager of our New York office

Mr. Powers serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations. Prior to joining us on January 2, 2014, he served from 2004 as Chairman of CBRE, Inc. for the New York Tri-State Region overseeing the strategic direction of CBRE’s Tri-State operations. He joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986 after working 8 years at Swiss Bank Corp (now UBS). At ESG, he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market. He also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments. He is a frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office market. He received a BA in Mathematics from St. Anselm College in 1968, an MA in Economics from the University of Massachusetts in 1974 and an MBA from the University of Massachusetts in 1978. He also studied international economics at the Graduate Institute of International Studies, Geneva. He is 67 years old.

Frank D. Burt

Senior Vice President, General Counsel and Secretary

Mr. Burt serves as Senior Vice President, General Counsel and Secretary, positions he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education, NAIOP and NAREIT. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. He is 55 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2014 by:

•	each director;

•	each nominee for director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2014, there were:

(1)	152,999,353 shares of our common stock outstanding;

(2)	15,583,369 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

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(3)	1,565,348 long term incentive units of partnership interest in the Operating Partnership (“LTIP units”) issued pursuant to the Long Term Incentive Plan, excluding LTIP units issued in the form of 2012 outperformance plan (“OPP”) awards, 2013 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards and 2014 MYLTIP awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit;

(4)	666,116 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 874,168 common units);

(5)	360,126.24 Series Four preferred units of partnership interest in the Operating Partnership, which are not convertible into common units or exchangeable for our common stock; and

(6)	86,297 deferred stock units.

All references in this proxy statement to LTIP units include long term incentive units of partnership interest in the Operating Partnership, excluding LTIP units issued in the form of 2012 OPP awards, 2013 MYLTIP awards and 2014 MYLTIP awards. LTIP units issued in the form of 2012 OPP awards, 2013 MYLTIP awards and 2014 MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our non-employee directors or NEOs beneficially owns preferred units or shares of our preferred stock.

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors, Nominees for Director and Named Executive Officers
Mortimer B. Zuckerman(4)	952,355	**	7,704,811	4.50%
Zoë Baird Budinger(5)	9,335	**	14,439	**
Carol B. Einiger(6)	13,102	**	19,850	**
Jacob A. Frenkel(7)	—	**	3,467	**
Joel I. Klein(8)	816	**	2,290	**
Douglas T. Linde(9)	244,563	**	318,430	**
Matthew J. Lustig(10)	2,199	**	5,242	**
Alan J. Patricof(11)	29,321	**	37,419	**
Ivan G. Seidenberg	7,123	**	7,123	**
Owen D. Thomas(12)	21,994	**	54,941	**
Martin Turchin(13)	24,096	**	25,899	**
David A. Twardock(14)	24,859	**	24,859	**
Raymond A. Ritchey(15)	145,011	**	498,757	**
Michael E. LaBelle(16)	9,919	**	48,898	**
Robert E. Selsam(17)	43,455	**	83,820	**
All directors and executive officers as a group (20 persons)(18)	1,665,288	1.08%	9,058,929	5.29%
5% Holders
The Vanguard Group(19)	18,204,401	11.90%	18,204,401	10.64%
BlackRock, Inc.(20)	12,571,023	8.22%	12,571,023	7.35%
Vanguard Specialized Funds – Vanguard REIT Index Fund(21)	10,302,842	6.73%	10,302,842	6.02%
Cohen & Steers, Inc.(22)	8,992,423	5.88%	8,992,423	5.26%
Cohen & Steers Capital Management, Inc.(22)	8,951,388	5.85%	8,951,388	5.23%

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*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

**	Less than 1%.

(1)	The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2014 and (b) the number of shares of common stock issuable to directors upon conversion of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Prior to May 15, 2012, deferred stock units were granted under the Boston Properties, Inc. Second Amended and Restated 1997 Stock Option and Incentive Plan (the “1997 Plan”) and on and after May 15, 2012, deferred stock units are granted under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) pursuant to elections by certain non-employee directors to defer their cash compensation and to receive their cash compensation in the form of Boston Properties common stock upon their retirement from our Board of Directors. See “Compensation of Directors” beginning on page 63. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2014 annual meeting.

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2014 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2014 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

(4)	Includes 860,854 shares of common stock held directly and 91,501 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager and 490,688 LTIP units (of which 60,759 LTIP units are subject to vesting). Excludes 43,552 shares of common stock held by the MBZ 1996 Exempt Trust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust (GST Non-Exempt), of which Mr. Zuckerman is the grantor. Also excludes Performance Awards.

(5)	Includes 1,834 shares of common stock and 7,501 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,104 LTIP units (of which 1,095 LTIP units are subject to vesting).

(6)	Includes 1,283 shares of common stock held directly and 11,819 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,748 LTIP units (of which 1,095 LTIP units are subject to vesting).

(7)	Amount consists of 3,467 LTIP units (of which 1,095 LTIP units are subject to vesting).

(8)	Represents 816 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,474 LTIP units (of which 1,095 are subject to vesting).

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(9)	Includes 195,709 shares of common stock held directly (of which 20,000 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 46,054 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 73,867 LTIP units (of which 19,464 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(10)	Represents 2,199 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,043 LTIP units (of which 1,095 LTIP units are subject to vesting).

(11)	Includes 415 shares of common stock held directly and 28,906 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 8,098 LTIP units (of which 1,095 LTIP units are subject to vesting).

(12)	Includes 9,002 shares of common stock held directly and 12,992 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 32,947 LTIP units (of which 26,890 LTIP units are subject to vesting).

(13)	Includes 3,810 shares of common stock held directly (of which 548 shares are subject to vesting), 500 shares of common stock held by Mr. Turchin’s spouse, 650 shares of common stock held through trusts and 19,136 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,803 LTIP units (of which 547 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 500 shares of common stock.

(14)	Includes 8,939 shares of common stock held directly (of which 1,095 shares are subject to vesting) and 15,920 deferred stock units.

(15)	Includes 22,610 shares of common stock held directly, 29,718 shares of common stock held by a limited partnership of which the limited partners are Mr. Ritchey, his spouse, a trust of which Mr. Ritchey’s spouse is the trustee and Mr. Ritchey’s family members are beneficiaries and a trust of which Mr. Ritchey is the beneficiary, and the sole general partner is a limited liability company of which Mr. Ritchey is the sole manager and which is owned by a trust of which Mr. Ritchey’s spouse is the sole beneficiary and sole trustee, and 92,683 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 182,760 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, an aggregate of 67,810 common units held by two limited liability companies of which Mr. Ritchey is the sole manager and which are each owned by a grantor retained annuity trust of which Mr. Ritchey is the sole trustee and beneficiary, and 67,576 LTIP units. Excludes Performance Awards.

(16)	Includes 138 shares of common stock held directly and 9,781 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 38,979 LTIP units (of which 12,796 LTIP units are subject to vesting). Excludes Performance Awards.

(17)	Includes 19,589 shares of common stock held directly, 800 shares of common stock held by Mr. Selsam’s child and 23,066 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 8,000 common units and 32,365 LTIP units. Excludes Performance Awards.

(18)	Includes an aggregate of 1,272,540 shares of common stock, 306,451 shares of common stock underlying exercisable stock options and 86,297 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,568,922 common units and 824,719 LTIP units. See also notes (4) – (17) above. Excludes Performance Awards.

(19)	Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2014. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 439,212 shares of common stock, shared voting power with respect to 99,810 shares of common stock, sole dispositive power with respect to 17,837,918 shares of common stock and shared dispositive power with respect to 366,483 shares of common stock.

(20)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 28, 2014. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 11,245,181 shares of common stock and sole dispositive power with respect to 12,571,023 shares of common stock.

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(21)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G/A filed by Vanguard REIT with the SEC on February 4, 2014. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.

(22)	Information regarding Cohen & Steers, Inc. (“Cohen”) and Cohen & Steers Capital Management, Inc. (“Cohen Capital”) is based solely on a Schedule 13G/A filed by Cohen, Cohen Capital, and Cohen & Steers UK Limited (“Cohen UK”) with the SEC on February 13, 2014. Cohen’s and Cohen Capital’s address is 280 Park Avenue, New York, New York 10017. The Schedule 13G/A indicates that (a) Cohen has sole voting power with respect to 4,400,093 shares of common stock and sole dispositive power with respect to 8,992,423 shares of common stock, (b) Cohen Capital has sole voting power with respect to 4,400,093 shares of common stock and sole dispositive power with respect to 8,951,388 shares of common stock and (c) Cohen UK has sole dispositive power with respect to 41,035 shares of common stock. The Schedule 13G/A indicates that Cohen holds a 100% interest in Cohen Capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except that Mitchell S. Landis, our former Senior Vice President and Regional Manager for our Princeton office, inadvertently failed to timely file a Form 5 relating to a gift of 150 shares of common stock during fiscal year 2011.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We believe that our executive compensation program has always been designed appropriately to attract and retain executives who can lead the Company and continue our long-term track record of profitability, growth and total stockholder return (“TSR”), including share appreciation and dividends. Therefore, we were disappointed when, after receiving overwhelming stockholder support in the 2011 and 2012 “Say-on-Pay” votes (96% in favor), only 19.4% of stockholder votes were cast in favor of the Say-on-Pay proposal at our 2013 annual meeting. After the vote we engaged in extensive dialogue with our stockholders to better understand their concerns and develop appropriate responses.

The Chairman of our Compensation Committee held 11 meetings with stockholders who collectively held more than 40% of our common stock and also met with the proxy advisory firm, Institutional Shareholder Services (“ISS”). Stockholder concerns focused primarily on the terms of our March 2013 transition benefits agreement (“TBA”) with our founder and Executive Chairman, Mr. Zuckerman, in connection with the appointment of Mr. Thomas as Chief Executive Officer. Certain other suggestions were made relating to compensation generally, including a shift in the mix of equity compensation toward performance-based awards. The Compensation Committee, with assistance from its independent compensation consultant, considered all of the feedback received and reviewed it with the full Board of Directors and management over several months. In response, we have taken multiple steps to address stockholder concerns, as discussed in detail in this “Compensation Discussion and Analysis” or “CD&A.” In this CD&A when we refer to “NEO compensation” we mean primarily the Compensation Committee’s decisions regarding the variable pay of Messrs. Thomas, Linde, Ritchey and LaBelle because, together with Mr. Zuckerman, they are our most senior executives above the regional level. We believe this is the appropriate group for our analysis even though, under SEC rules, Mr. Johnston (the Regional Manager of our Washington D.C. office) was an NEO for 2012 and Mr. Selsam (the now-retired Regional Manager of our New York office) was an NEO for 2013.

Under Mr. Zuckerman’s stewardship as our founder and Chairman, since our 1997 initial public offering we have been one of the most successful office-focused REITs and completed some of the largest, most profitable and transformative transactions in the industry. In January 2010 the Board appointed him to the additional role of Chief Executive Officer and, thereafter, he played a key role in working with the Board to identify our next Chief Executive Officer. Properly executing a succession process is of vital importance to every company and, particularly for a company like ours that focuses on long-term value creation and takes on complex, technically challenging development projects, the process can extend over multiple years. Accordingly, the TBA was designed to secure Mr. Zuckerman’s continued focus on the Company during a critical transition period. Under the TBA, Mr. Zuckerman is entitled to receive $6,700,000 in cash and $11,062,500 in equity covering the 21-month period through December 31, 2014. Two-thirds of these amounts have vested, with the remainder scheduled to vest on July 1, 2014. All amounts earned will be payable on January 1, 2015. The Board is pleased with the succession process and believes that we have a strong leadership team that has demonstrated stability during a transition period and is focused on executing our long-held strategy. In light of the concerns articulated by stockholders in meetings following the Say-on-Pay vote, the Compensation Committee did not award Mr. Zuckerman any additional compensation for 2013, despite observing that because of his vision, stature and relationships, he continues to make significant contributions to our strategy, the execution of major transactions and our long-term success.

The TBA was described in last year’s proxy statement, but was not included in the Summary Compensation Table, which disclosed compensation for 2012 performance that was awarded by the Compensation Committee prior to the execution of the TBA. We believe the TBA was the most significant reason for the negative outcome of the 2013 Say-on-Pay vote. Under SEC requirements, the Summary Compensation Table in this year’s proxy statement discloses not only compensation for 2013 performance, but also compensation due to Mr. Zuckerman under the TBA, even though the Compensation Committee considers the TBA a one-time item covering a transitional 21-month period

26    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

that straddles 2013 and 2014. For this reason and to more clearly articulate the material factors underlying the changes in compensation policies and the decisions made following our meetings with stockholders, unless otherwise noted, where this CD&A analyzes NEO compensation for 2013 performance we exclude amounts payable to Mr. Zuckerman under the TBA. To clarify how the Compensation Committee views its compensation decisions for 2012 and 2013 performance, the first table on page 37 presents the total direct NEO compensation, inclusive of salary, bonus and equity awards, but not other items required under SEC rules to be reported in the Summary Compensation Table. A separate table on page 37 presents Mr. Zuckerman’s compensation, including the amounts payable under the TBA.

The following are the key features of our executive compensation program:

WHAT WE DO
✓	We pay for performance as the vast majority of total compensation is tied to performance (i.e., not guaranteed); salaries comprise a modest portion of each NEO’s overall compensation opportunity.

✓	We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior-year(s) performance.

✓	To set variable pay we use multiple performance metrics and establish annual performance goals for management; multi-year performance-based equity awards use relative TSR as the main metric.

✓	We have implemented a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have stock ownership guidelines for our executives and directors.

✓	We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.

WHAT WE DON’T DO
Ð	We do not target compensation above the market median (50th percentile overall) of our comparative group of peer companies; we use the median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

Ð	We do not provide our Chief Executive Officer and will not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Ð	We do not allow hedging or pledging of Company securities.

Ð

We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

Ð	We do not allow for repricing of stock options.

To determine NEO compensation, the Compensation Committee made a comprehensive assessment of 2013 performance, using absolute and relative TSR over multiple periods, as measured against office-focused REITs to provide the most accurate comparison, as well as corporate goals established in early 2013 in light of evolving business conditions during the year. Considering both the Company’s challenges from a TSR perspective and the management team’s success in accomplishing corporate goals across all operating and financial metrics, the Compensation Committee decided that total annualized compensation for the leadership team (excluding amounts due to Mr. Zuckerman under the TBA), should be set to approximate the market median of our compensation peer group. Based on this assessment of performance and overall desired pay level, the Compensation Committee approved for each NEO a level and mix of pay that it believes are well-aligned with our stockholders’ interests and in line with the market median for comparable positions at peer companies.

We made significant changes in the mix of incentive compensation awards to our NEOs to build stronger pay-for-performance alignment with our stockholders. Incentive compensation was shifted significantly towards “at-risk,” performance-based equity awards, the ultimate value of which depends mostly on the Company’s future relative TSR. Specifically, the new ratio of performance-based awards

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to time-based awards (on average, 69% performance-based awards and 31% time-based awards for 2013 performance, as opposed to 27% performance-based and 73% time-based for 2012 performance) evidences the Compensation Committee’s focus on giving management a powerful incentive to improve our TSR performance going forward. Consistent with last year, the cash component of total NEO compensation for 2013 (on average, 39%) consisted of 16% base salary and 23% bonus.

Stockholder Feedback Following 2013 Say-on-Pay Vote — We Heard You and We Took Action

At our 2013 annual meeting, approximately 19.4% of shares cast were voted in favor of our advisory vote on executive compensation (commonly referred to as “Say-on-Pay”) and approximately 80.6% were voted against the Say-on-Pay proposal. This was a drastic departure from the significant support stockholders expressed in the 2011 and 2012 Say-on-Pay votes (approximately 96% in favor) even though the core philosophy and design of our annual compensation programs remained materially consistent across all three years. Based on the vote results, we sought extensive engagement with our stockholders to understand their concerns.

In the second half of 2013, the Compensation Committee arranged a total of 11 meetings with institutional investors (including eight of the 10 largest holders of the Company’s equity) that collectively beneficially owned approximately 42% of our outstanding common stock. All of these meetings were attended by Mr. Twardock, Chairman of the Compensation Committee. Other members of the Board and the Compensation Committee’s independent advisor, FPL, also attended some of these meetings. We also met with ISS to help us better understand its concerns, to ensure that we did not misinterpret anything in its report that accompanied its voting recommendation against Say-on-Pay, and to generally determine whether its views were similar to those of our stockholders.

Our discussions with stockholders and ISS focused primarily on the terms of Mr. Zuckerman’s TBA and the related management transition, but we also discussed a variety of other compensation-related matters. The following table summarizes what we heard in these meetings and our responses to the concerns raised:

WHAT WE HEARD	HOW WE RESPONDED

The TBA with Mr. Zuckerman was widely viewed as excessive and was not well understood.

Stockholders focused on the amount of compensation payable to Mr. Zuckerman under the TBA, particularly in light of his long tenure as Chairman, status as a founder of the Company and sizeable equity stake. Further, a number of stockholders noted that the timing of the announcement of Mr. Thomas’ appointment as Chief Executive Officer and the TBA (less than one month before the mailing of the proxy statement) did not afford them an opportunity to fully appreciate the succession process and the importance of the TBA.

For 2013, the Compensation Committee did not pay Mr. Zuckerman anything beyond what was contractually due.

In connection with the Company’s selection, for the first time in its history, of an outside candidate as Chief Executive Officer, the Compensation Committee viewed the TBA as a package designed primarily to secure Mr. Zuckerman’s continued focus on the Company during a critical transition period. The Chief Executive Officer transition is going smoothly and Mr. Zuckerman is playing the effective role the Board anticipated. Although Mr. Zuckerman was eligible to receive discretionary compensation for 2013, in light of the Say-on-Pay vote the Compensation Committee did not award Mr. Zuckerman any additional compensation, despite his significant contributions to our performance.

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WHAT WE HEARD	HOW WE RESPONDED

There should be greater emphasis on performance-based (as opposed to time-based) equity awards.

Stockholders generally expressed support for the Company’s executive compensation program, noted many positive aspects and expressed a desire to see the program largely stay the same in the future. Further, the vast majority of stockholders underscored the fact that their vote on Say-on-Pay did not reflect their general view of executive compensation at the Company, but rather was a reaction to the TBA as a one-time, isolated event. At the same time, stockholders provided feedback for incremental improvements in the program overall. While they nearly unanimously expressed strong support for the Company’s long-term incentive program, particularly its focus on longer-term relative TSR, many mentioned that the ratio between time-based and performance-based awards should be changed to increase the allocation to performance-based awards.

We modified our long-term equity incentive program so that over 69%, on average, of our NEOs’ equity awards, and 75% of both the CEO’s and the President’s, are now performance-based.

Historically, we utilized a combination of (1) time-based restricted stock/LTIP units and stock options and (2) performance-based awards in the form of participation in our OPPs and MYLTIP. Prior to 2013, on average, performance-based awards to NEOs were approximately 27% of the value of all equity awards and time-based awards comprised the remaining 73%. For performance in 2013, this ratio was 69% performance-based awards and 31% time-based awards for all NEOs on average (75% performance-based awards and 25% time-based awards for each of the Chief Executive Officer and the President). We intend to apply similar ratios going forward.

The annual incentive program should provide a balance between objective metrics and a framework for discretion.

Stockholders prefer that incentive compensation be based on the achievement of objective metrics considered to be the key drivers of value creation, such as FFO, leasing/occupancy, effective balance sheet management and successful transactional activity (acquisitions, dispositions and development). Also, relative TSR was identified as the preferred long-term performance metric. However, although feedback was not unanimous, stockholders generally oppose a purely formulaic approach, recognizing that strictly mechanical calculations (1) may have unintended results, (2) may not be ideal in a company like ours that executes a multi-year strategy, where decisions that are beneficial for the longer term may actually have dilutive short-term effects, and (3) may raise risk management concerns.

We are making incremental enhancements to our annual incentive program by building a more objective process for evaluating performance against a relative backdrop, while preserving a basic framework for discretion.

As stockholders were generally supportive of the structure of our annual incentive program, we are continuing to preserve its overall design while also incorporating feedback we heard in favor of a more defined, objective framework for evaluating performance. Going forward, we expect to also incorporate backdrop comparisons of our performance against other office REITs (as our underlying fundamentals are most closely correlated with office-focused companies).

The use of stock options should be discontinued.

Stockholders prefer that time-based, long-term equity compensation be in the form of full-value awards (restricted stock/LTIP units) rather than stock options.

We eliminated stock options from our equity compensation program.

For 2012 performance, we provided 25% of the value of time-based equity awards as stock options. For 2013 performance, we eliminated stock option awards.

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WHAT WE HEARD	HOW WE RESPONDED

The Company should adopt a clawback policy and agree to no longer provide tax gross-ups.

Stockholders were pleased that we already had in place what ISS referred to as “robust” anti-hedging and anti-pledging policies, but felt we could improve on other risk-mitigating policies by formally adopting a clawback policy. Further, stockholders were pleased that our employment agreement with our new Chief Executive Officer does not contain any tax gross-up provisions, but felt that we should formally commit to not offering gross-ups in any new agreement in the future.

We adopted formal clawback and “no tax gross-ups” policies.

Even though we have a largely discretionary executive compensation program that is not based on precise formulas where clawbacks are more easily applied, in January 2014 we adopted a clawback policy to be more in line with best practices. We also adopted a policy not to enter into new agreements to make tax gross-up payments other than pursuant to arrangements applicable to management employees generally (e.g., relocations).

Communication should be improved.

Stockholders expect an explicit and easily understood explanation of our executive compensation program in the CD&A, including the Compensation Committee’s decision-making process. In particular, stockholders felt that we could better explain how we use benchmarking data, target pay levels from a competitive pay positioning perspective and factor performance in compensation decisions.

We fundamentally restructured our CD&A.

We overhauled the presentation of how we make executive compensation decisions to be clearer and more concise. In years past we referred to targeting pay at the 75th percentile of our compensation peer group. However, we did so only as part of a comprehensive review of performance based on a variety of disclosed metrics and only so long as the Compensation Committee assessed performance to be at a corresponding level (75th percentile). The fact is, and always was, that we do not target 75th percentile compensation irrespective of performance. Rather, the market median (50th percentile overall) serves as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

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Stockholder feedback gave the Compensation Committee a better understanding of the reasons for the negative 2013 Say-on-Pay vote. The following timeline of key events reflects the Compensation Committee’s strong engagement in the past year with stockholders in response to their concerns:

Our 2013 Performance

The core elements of our long-held strategy are: (1) to develop, acquire, own and manage the highest quality office buildings in premier locations in supply-constrained markets with high barriers to entry, which over the long term should result in higher relative rental rates and appreciation of property values; (2) to concentrate on longer-term leases with tenants of strong financial standing to enhance the quality and stability of our rental income; and (3) to keep the average maturity of our debt financing generally in line with the longer-term nature of our assets to reduce our exposure to interest rate volatility, as well as the risk of having to refinance significant maturities in the face of adverse conditions in the credit markets. Our business plans to execute this strategy span multiple years, particularly with respect to complex development projects that take a number of years for permitting, construction and stabilization and the management of interest-rate risk and debt maturities. Accordingly, we do not look only at performance year-over-year.

As in years past, the Compensation Committee reviewed both TSR performance over multiple periods and management’s performance against corporate goals taking into account business conditions and unforeseen developments during the latest year. Corporate performance objectives were not designed to be applied, and were not applied, in a predetermined, formulaic manner to determine total compensation. The Committee also took into account individual roles and responsibilities, although performance relative to individual goals cannot always be measured objectively or quantitatively and some goals are emphasized over others.

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•	Total stockholder return. The Compensation Committee reviewed data regarding the Company’s cumulative multi-year TSR performance relative to the FTSE NAREIT Office Index, the MSCI US REIT Index and the S&P 500 Index as follows:

We are the largest dedicated office REIT and, therefore, our performance is most closely correlated with both the larger U.S. REITs and office-focused companies. The Compensation Committee focused primarily on TSR performance over three and five years, which is consistent with the Company’s focus on creating value over the longer term. At the same time, the Committee took notice of the Company’s challenges from a TSR performance perspective, including disappointing absolute TSR in 2013 and a negative trend in relative TSR over the past few years.

We have outperformed the NAREIT Office Index over each of the last three-, five- and ten-year periods. In the last three- and five-year periods we slightly underperformed the MSCI US REIT Index, due principally to differences among the various property sectors from year to year. The Company is also included in the S&P 500 Index and, although the Compensation Committee does not rely specifically on a comparison of the Company’s performance to the S&P 500 Index, it does review this comparison.

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•	Earnings performance. The midpoint of our diluted FFO guidance range for 2013 was $5.12 per share. Excluding the negative impact of asset sales, the prefunding of debt maturities to lock in favorable interest rates and one-time compensation charges (all of which were long-term strategic decisions endorsed by the Board, but not included in the guidance), partially offset by acquisitions, our FFO would have been approximately $5.23 per share, or 2.1% above target, an all-time high for us and a 6.7% increase over diluted FFO for 2012.

•	Same property NOI. Our 2013 goal for growth in same property net operating income (NOI) on a GAAP basis was 1.5%, and we exceeded the goal with an increase of 2.6%. Same property NOI on a cash basis increased 5.2% in 2013, versus a goal of 5.5% growth.

•	Asset sales. In early 2013 we announced our intention to sell $1 billion or more of assets and during the year we sold a total of approximately $1.25 billion of assets in seven transactions, generating a taxable gain of approximately $385 million and resulting in a special dividend of $2.25 per share. The sale of a 45% interest in Times Square Tower at a valuation of approximately $1.52 billion was a leading example of our ability to create value for stockholders. We completed development of this asset in 2004 at a cost of approximately $653 million. Another example was the sale for approximately $135 million of 1301 New York Avenue in Washington, DC, an asset we acquired in 1998 at a cost, including rehabilitation, of approximately $44 million.

•	Acquisitions and development. We acquired development sites during 2013 that can support 2.0 million square feet of office development and we started 2.3 million square feet of new ground-up development projects, including:

➢	the purchase of a 95% interest in the Transbay Tower Site in San Francisco, California, to develop a 1.4 million square foot Class A office tower (land purchase price of approximately $192 million; sub-surface work commenced in October 2013)

➢	the start of construction of 535 Mission Street, a 307,000 square foot Class A office tower in San Francisco, California (anticipated cost of approximately $215 million; expected to be available for occupancy in late 2014).

We also acquired our partners’ interests in the Mountain View Research Park and Mountain View Technology Park in Silicon Valley, California for an aggregate purchase price of approximately $233.5 million.

•	Leasing. Our 2013 leasing goal was 4.0 million square feet and we exceeded it with 5.1 million square feet leased. Occupancy increased from 91.4% at the end of 2012 to 93.4% at the end of 2013, exceeding our goal of 92.0%.

•	Management of the balance sheet. Our goal is to maintain liquidity and leverage ratios within our target operating range, so as to be able to fund capital commitments and future opportunities as they arise, and to reduce our average borrowing costs. Working with the Board, during 2013 we elected to lock in historically low interest rates by issuing debt and preferred stock to prefund future capital commitments and $747.5 million of debt that matured in February 2014 and elongate our maturity profile, even though doing so was dilutive to 2013 FFO, as follows:

➢	issued $500 million of senior notes due in 2023 at an effective annual rate, including financing fees, of 3.28%

➢	issued $700 million of senior notes due in 2024 at an effective annual rate, including financing fees, of 3.92%

➢	completed our first issuance of perpetual preferred stock ($200 million with a 5.25% dividend rate).

We also completed the early renewal of our credit facility to increase the total commitment from $750 million to $1.0 billion, extend the maturity to July 2018 and reduce variable interest rate spreads and fees.

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To determine NEO compensation, the Compensation Committee made a comprehensive assessment of 2013 performance. First, the Compensation Committee reviewed absolute and relative TSR over multiple periods. The Committee was aware of the difficulty of comparing the Company’s TSR to the broader REIT industry that includes various property sectors and therefore focused more on a comparison to other office-focused REITs. The Compensation Committee then reviewed performance against corporate goals established in early 2013 in light of evolving business conditions during the year. Considering the Company’s challenges from a TSR performance perspective, including disappointing absolute TSR in 2013 and a negative trend in relative TSR over the past few years, and the management team’s success in accomplishing corporate goals across all operating and financial metrics, the Compensation Committee decided that total NEO compensation, other than amounts due under the TBA, should be targeted overall at the market median of our compensation peer group.

Based on this assessment of performance and overall target pay level, the Compensation Committee approved for each NEO a level and mix of pay that it believes are well-aligned with our stockholders’ interests and in line with the market median for comparable positions at peer companies. Mr. Thomas was awarded the target bonus and equity awards provided in his employment agreement (pro-rated for a partial year of service). Total compensation for Messrs. Linde and Ritchey was even with 2012. For Mr. LaBelle the Compensation Committee completed a multi-year process to bring his level and mix of pay to the market median for chief financial officers at peer companies. For all of them, incentive compensation was shifted significantly towards “at-risk,” performance-based equity awards, the ultimate value of which depends mostly on the Company’s future relative TSR (as discussed under “Alignment of Pay with Performance” below). Finally, no discretionary bonus or equity awards were given to Mr. Zuckerman.

Looking ahead, the Compensation Committee expects to continue to use the market median for each element of NEO compensation as its starting point and as the indicator of competitive market trends. The Committee will then apply judgment and discretion in establishing the different elements of compensation for each NEO based on a variety of corporate and individual performance considerations. At some of the Company’s peers, incentive compensation is based on the formulaic achievement of quantitative metrics considered to be the key drivers of value creation. To date, we have not generally adopted a purely objective approach, recognizing that strictly mechanical calculations (1) may have unintended results, (2) may not be ideal in a company like ours that executes a multi-year strategy, where decisions that are beneficial for the longer term may actually have dilutive short term effects, and (3) may raise risk management concerns.

However, the Compensation Committee intends to make incremental enhancements to our annual incentive program by building a more objective process for evaluating performance against specific goals, including backdrop comparisons of the Company’s performance against other office REITs, while preserving a basic framework for discretion. The Compensation Committee has established a set of quantitative and qualitative goals for 2014 divided into operational, capital and management goals and, where possible, designed to permit an easier assessment of “target,” “high” or “low” performance levels. The Compensation Committee expects to target a level of direct compensation that is within a reasonable range of the median of our peer group. Any one element of compensation, as well as a specific NEO’s pay, may vary from the market median based on factors the Compensation Committee considers relevant.

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Alignment of Pay with Performance

Although historically we did not target a specific mix of pay, based on stockholder feedback we established a new methodology for allocating NEO compensation for performance in 2013 and beyond to build stronger pay-for-performance alignment with our stockholders. For 2013 performance, long-term incentive (“LTI”) equity awards constituted the majority (on average, 61%) of total NEO compensation and on average were allocated 69% to performance-based awards and 31% to time-based awards. This represents a complete reversal from the prior year when 27% of equity compensation was allocated to performance-based awards and 73% to time-based awards. Consistent with the prior year, the cash component of total NEO compensation (on average, 39%) consisted of 16% as base salary and 23% as bonus.

We deliver the vast majority of NEO compensation in the form of variable incentive pay (annual cash bonus and LTI equity awards) to emphasize our commitment to rewarding good performance or penalizing poor performance. For 2013 performance, variable incentive pay comprised over 87% of total NEO compensation, as illustrated by the following charts:

(1)	Pursuant to Mr. Thomas’ employment agreement, his entire bonus for 2013 was paid in the form of equity.

(2)	“Other NEOs” in this chart includes Messrs. Linde, Ritchey and LaBelle, but excludes (1) Mr. Zuckerman, who was not awarded any variable compensation for 2013 performance, and (2) Mr. Selsam, who retired effective January 15, 2014 and received all of his variable compensation for 2013 performance in cash.

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With respect to LTI equity awards, between 2012 and 2013 the mix of performance-based and time-based awards to NEOs shifted significantly toward performance-based awards as follows:

	2012 LTI Equity Mix		2013 LTI Equity Mix
	Performance- Based	Time-Based	Performance- Based	Time-Based
Mortimer B. Zuckerman(1)	20%	80%	N/A	N/A
Owen D. Thomas(2)	N/A	N/A	75%	25%
Douglas T. Linde	30%	70%	75%	25%
Raymond A. Ritchey	30%	70%	65%	35%
Michael E. LaBelle	50%	50%	50%	50%

(1)	Excludes equity awards provided in Mr. Zuckerman’s TBA.

(2)	Mr. Thomas became Chief Executive Officer on April 2, 2013.

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Compensation of Executive Officers.” We believe that this table most accurately reflects the decisions of the Compensation Committee with respect to NEO compensation for performance in 2012 and 2013 because, in order to link annual awards of long-term equity incentive compensation to annual performance, the Compensation Committee, consistent with the majority of other companies whose fiscal year ends on December 31, typically makes equity awards for a particular year in late January or early February of the following year. However, unlike for cash bonuses, SEC rules for equity awards require that they be presented as compensation for the year in which they were actually granted, and consequently equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 50 lag a year (i.e., awards made in January/February 2014 to reward performance in 2013 are not reflected in this year’s Summary Compensation Table).

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The following table shows the direct compensation of our five highest paid executives as awarded by the Compensation Committee. It excludes amounts due to Mr. Zuckerman under the TBA, which are included in the table immediately following, and initial equity awards granted to Mr. Thomas pursuant to his employment agreement upon his appointment as Chief Executive Officer.

	Salary			Cash Bonus
Executive	2013	2012	% Change	2013	2012	% Change
Mortimer B. Zuckerman	$1,000,000	$1,000,000	0%	$0	$2,800,000	-100%
Owen D. Thomas(1)	$559,615	—	N/A	$1,293,750	—	N/A
Douglas T. Linde	$675,000	$625,000	8.0%	$1,487,500	$1,450,000	2.6%
Raymond A. Ritchey	$670,000	$650,000	3.1%	$1,386,250	$1,400,000	-1.0%
Michael E. LaBelle	$460,000	$415,000	10.8%	$665,000	$750,000	-11.3%
Aggregate(2)	$3,364,615	$3,052,000	10.2%	$4,832,500	$6,950,000	-30.5%

	LTI Equity Awards			Total Compensation
Executive	2013	2012	% Change	2013	2012	% Change
Mortimer B. Zuckerman	$0	$7,375,000	-100%	$1,000,000	$11,175,000	-91.1%
Owen D. Thomas(1)	$3,768,750	—	N/A	$5,622,115	—	N/A
Douglas T. Linde	$4,012,500	$4,100,000	-2.1%	$6,175,000	$6,175,000	0%
Raymond A. Ritchey	$3,818,750	$3,825,000	-0.2%	$5,875,000	$5,875,000	0%
Michael E. LaBelle	$1,375,000	$1,200,000	14.6%	$2,500,000	$2,365,000	5.7%
Aggregate(2)	$12,975,000	$17,600,000	-26.3%	$21,172,115	$27,602,000	-23.3%

(1)	Pro-rated amounts for service after April 2, 2013 when Mr. Thomas became our Chief Executive Officer.
(2)	To make amounts comparable between 2012 and 2013, “Aggregate” amounts for 2012 include the direct compensation paid to Mr. Johnston, who was our fifth highest paid executive, because Mr. Thomas was not an NEO in 2012.

The following table presents the direct compensation of Mr. Zuckerman for 2010, 2011, 2012 and 2013. Amounts for 2013 include a pro-rated portion of amounts due under the TBA which covers a period of 21 months straddling 2013 and 2014 ($6,700,000 in cash and $11,062,500 in equity awards).

Performance Year	Salary	% Change	Cash Bonus	% Change	LTI Equity Awards	% Change	Total Compensation	% Change
2013	$1,000,000	0%	$2,871,429	2.6%	$4,741,071	-35.7%	$8,612,500	-22.9%
2012	$1,000,000	5.3%	$2,800,000	3.7%	$7,375,000	6.3%	$11,175,000	5.5%
2011	$950,000	0%	$2,700,000	5.9%	$6,939,900	9.8%	$10,589,900	7.8%
2010	$950,000	—	$2,550,000	—	$6,319,700	—	$9,819,700	—

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Rigorous Performance–Based Programs

Until 2013, performance-based LTI equity awards were made under our multi-year OPPs. Our 2008 and 2011 OPPs, for which the performance periods have now concluded, provided a wide group of management-level employees (more than 65 participants in each plan) with the potential, over a six-year timeframe, to earn aggregate awards of $110 and $40 million, respectively. Although the grant date fair values of 2008 OPP awards and 2011 OPP awards were disclosed as compensation paid to NEOs in the 2009 and 2012 proxy statements, respectively, and have been amortized accordingly, based on the high degree of rigor associated with such programs, the recipients of those awards ultimately earned $0 under those plans. For 2012 OPP awards, performance through December 31, 2013 was also tracking to result in no payouts.

In 2013, the Compensation Committee approved our first MYLTIP and made performance-based awards for 2012 under the new program. Unlike our OPPs, the MYLTIP has various levels of opportunity – threshold, target, high and exceptional performance – to simplify the program’s design, retain a high degree of performance rigor and provide executives with more easily quantifiable incentives based on relative TSR measured against two different indices, with limited absolute TSR modifiers. The following table summarizes the Company’s performance-based awards since 2008:

Program	Performance Period	Performance Requirements	Maximum Potential Value	Grant Date Value(1)	Actual Value Earned	Status
2008 OPP	Feb 2008 – Feb 2011	3-Year Absolute & Relative TSR	$110M	$19.7M	$0	Results were below minimum performance hurdles; as such no awards were earned.
2011 OPP	Feb 2011 – Feb 2014	3-Year Absolute & Relative TSR	$40M	$7.8M	$0	Results were below minimum performance hurdles; as such no awards were earned.
2012 OPP	Feb 2012 – Feb 2015	3-Year Absolute & Relative TSR	$40M	$7.7M	TBD	Results will be determined in early 2015. Through December 31, 2013, performance was tracking to result in no payouts.
2013 MYLTIP	Feb 2013 – Feb 2016	3-Year Relative TSR, Limited Absolute TSR Modifiers	$31M	$8.1M	TBD	Results will be determined in early 2016.
2014 MYLTIP	Feb 2014 – Feb 2017	3-Year Relative TSR, Limited Absolute TSR Modifiers	$40M	$13.1M	TBD	Results will be determined in early 2017.

(1)	Represents the aggregate value of awards to all recipients, not only the portion awarded to NEOs.

Company Peer Group and Compensation Advisor’s Assessment

The Compensation Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Compensation Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Compensation Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

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The market median for each compensation element serves as a reference point and indicator of competitive market trends and the Compensation Committee uses it as the starting point when setting our NEOs’ compensation. Although the Compensation Committee targets a level of direct compensation that is intended to approximate the median of our peer group, the Committee applies judgment and discretion in establishing the different elements of compensation for each NEO based on a variety of corporate and individual performance considerations. Any one element of compensation, as well as an NEO’s total compensation, may vary from the market median based upon the factors the Compensation Committee considers relevant in any given year, including, for example, TSR performance, contribution toward the achievement of our annual corporate goals, the accomplishment of our long-term business plan and achievement of individual goals.

The Compensation Committee retained FPL as its advisor in November 2012 and during 2013 assessed and affirmed the independence of FPL in connection with renewal of the engagement. The Compensation Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives; (2) analyze trends in compensation in the marketplace generally and among our peers specifically; and (3) recommend the components and amounts of compensation for our top executive officers. FPL did not perform any other services for the Company in 2013.

FPL selected the companies to be included in our peer group based on a review of the methodologies employed by twelve of the REITs included in the S&P 500 Index. Based on these criteria, FPL recommended to the Compensation Committee a peer group of sixteen publicly traded real estate companies comparable to the Company in terms of total capitalization, irrespective of asset class. FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital managed. Notably, all but one of the peers in the selected peer group also list us as a peer company.

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The following table provides the names and key information for each peer company as of December 31, 2013. Our total market capitalization and three- and five-year TSR at the end of 2013 were close to the median of our peer group (55th, 52nd and 48th percentiles, respectively).

Name	Property Focus	Headquarters	Number of Employees	Total Market Capitalization (in millions)	3-Year TSR	5-Year TSR
American Tower Corporation	Specialty	Boston, MA	2,716	$32,747	16.9%	23.0%
AvalonBay Communities, Inc.	Multi-family	Arlington, VA	2,900	$21,665	4.8%	18.6%
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	784	$11,996	3.2%	13.1%
Equity Residential	Multi-family	Chicago, IL	3,600	$30,760	3.1%	16.0%
General Growth Properties, Inc.	Regional Mall	Chicago, IL	1,500	$37,381	12.9%	N/A
HCP, Inc.	Health Care	Long Beach, CA	154	$25,491	4.5%	11.5%
Health Care REIT, Inc.	Health Care	Toledo, OH	404	$27,561	9.5%	11.1%
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	242	$19,797	4.8%	22.2%
Kimco Realty Corporation	Shopping Center	N. Hyde Park, NY	597	$15,358	7.5%	6.7%
The Macerich Company	Regional Mall	Santa Monica, CA	1,143	$15,729	11.8%	32.6%
Prologis, Inc.	Industrial	San Francisco, CA	1,468	$30,168	8.8%	8.8%
Public Storage	Self-storage	Glendale, CA	5,200	$29,795	17.8%	17.3%
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	5,700	$82,647	18.6%	26.5%
SL Green Realty Corp.	Office	New York, NY	1,076	$18,856	12.5%	31.1%
Ventas, Inc.	Health Care	Chicago, IL	465	$26,649	7.4%	16.7%
Vornado Realty Trust	Diversified	New York, NY	4,369	$33,742	6.1%	11.9%
Median			1,306	$27,105	8.1%	16.7%
Average			2,020	$28,773	9.4%	17.8%
Boston Properties, Inc.			760	$28,134	8.5%	16.4%
Relative Percentile Rank			32nd	55th	52nd	48th

FPL’s benchmarking review was based on information disclosed in the peer companies’ 2013 proxy statements, which reported data with respect to fiscal 2012 (the latest year for which comprehensive data is publicly available), as well as FPL’s proprietary database. FPL also reviewed the 2013 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Compensation Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years and a focus on performance-based compensation.

Role of Management in Compensation Decisions

Our Executive Chairman, Chief Executive Officer and President make recommendations to the Compensation Committee on the compensation of executive officers who report to them based on their assessment of achievement of the Company’s strategic and tactical plans, executives’ individual performance and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Compensation Committee considers these recommendations together with the input of our independent compensation consultant. All final decisions affecting NEO compensation are made by the Compensation Committee.

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What We Pay and Why

We designed our executive compensation program to accomplish the following objectives:

OBJECTIVES

•	to attract, retain and reward executives who have the motivation, experience and skills to continue our track record of profitability, growth and attractive TSR

•	to link compensation with enhancing stockholder value, given market conditions

•	to base each executive’s compensation on the appropriate blend of corporate and individual goals, with NEOs being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities among our regions and executives in each region being held accountable for the operating performance of the assets within their control

•	to set total compensation to be competitive with similarly situated public real estate companies across property sectors

•	to provide most of each executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonus and LTI equity awards

•	to provide a significant portion of total compensation as performance-based, LTI equity awards that align our executives with stockholders using relative TSR as the main metric.

The following is a summary of how the Compensation Committee believes its decisions on NEO pay for performance during 2013 are consistent with a pay-for-performance philosophy, provide alignment with stockholders and serve as a retention tool:

HOW WE ACCOMPLISH OUR OBJECTIVES

•	while we do not employ a formula, base salary (“fixed pay”) has generally comprised a relatively small portion (10%-20%) of total NEO pay

•	the equity portion of pay has generally been between 50%-67% of total NEO pay

•	the Compensation Committee does not target a specific percentile range within the Company’s peer group when determining an individual NEO’s pay; instead, the Committee: (1) first focuses on the 50th percentile, or median level, across the executive team in the aggregate; (2) then uses the market data from the peer group as one of several reference points useful for determining the right form and amount of compensation for each NEO; and (3) only thereafter, and based on a comprehensive assessment of performance, adjusts incentive compensation levels either up or down from the market median

•	we utilize a variety of objective performance metrics that we consider to be the key drivers of value creation. Furthermore, we balance our approach to measuring performance by examining goals on both an absolute and a relative basis over different periods. Such goals include FFO per share, growth in same property cash and GAAP net operating income, TSR, management of G&A expenses, management of capital expenditures, acquisition, disposition and development transactions (with an emphasis on both quantity and quality), management of the balance sheet, preserving the dividend, and portfolio performance/leasing activity

•	performance-based LTI equity awards provide the potential to earn significant long-term equity compensation with the single most important metric being relative multi-year TSR.

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Base Salaries

The Compensation Committee periodically reviews base salaries for NEOs and makes adjustments to reflect market conditions, changes in responsibilities and merit increases. The Compensation Committee approved base salaries for 2014 as follows:

Name	2014 Base Salary	% Change from 2013
Mortimer B. Zuckerman	$1,000,000	0.0%
Owen D. Thomas	$750,000	N/A
Douglas T. Linde	$695,000	3.0%
Raymond A. Ritchey	$690,000	3.0%
Michael E. LaBelle	$475,000	3.3%
Robert E. Selsam(1)	$375,000	0.0%

(1)	Mr. Selsam retired effective January 15, 2014.

Cash Bonuses

The Compensation Committee approved the following cash bonuses for 2013 performance:

Name	Cash Bonus	% Change from 2012
Mortimer B. Zuckerman	$0	-100%
Owen D. Thomas(1)	$1,293,750	N/A
Douglas T. Linde	$1,487,500	2.6%
Raymond A. Ritchey	$1,386,250	-1.0%
Michael E. LaBelle	$665,000	-11.3%
Robert E. Selsam(2)	$1,175,000	149%

(1)	Pursuant to Mr. Thomas’ employment agreement, his 2013 target bonus was 230% of base salary (pro-rated for a partial year of service (April 2-December 31, 2013)), which he agreed to receive entirely in equity rather than cash.

(2)	Mr. Selsam received 100% of his variable compensation for 2013 performance in cash, as long-term incentives and retention were not relevant considerations in light of his retirement effective January 15, 2014.

LTI Equity Awards

The Compensation Committee approved LTI equity awards to NEOs for 2013 performance as a dollar amount that was then converted into a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The following table sets forth the total combined value of the performance-based and time-based equity awards to NEOs:

	Total LTI Equity Awards Grant Date Value				Performance-Based LTI Equity Awards as a Percentage of Total		Time-Based LTI Equity Awards as a Percentage of Total
Name	2013		2012	% Change	2013	2012	2013	2012
Mortimer B. Zuckerman	$0	(1)	$7,375,000	-100%	N/A	20%	N/A	80%
Owen D. Thomas	$3,768,750	(2)	N/A	N/A	75%	N/A	25%	N/A
Douglas T. Linde	$4,012,500		$4,100,000	-2.1%	75%	30%	25%	70%
Raymond A. Ritchey	$3,818,750		$3,825,000	-0.2%	65%	30%	35%	70%
Michael E. LaBelle	$1,375,000		$1,200,000	14.6%	50%	50%	50%	50%
Robert E. Selsam	$0	(3)	$685,000	-100%	N/A	0%	N/A	100%

(1)	Excludes equity awards under Mr. Zuckerman’s TBA.

(2)	Pro-rated for a partial year of service (April 2-December 31, 2013).

(3)	Mr. Selsam received no LTI equity awards in light of his retirement effective January 15, 2014.

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The performance-based portion of LTI equity awards to NEOs for 2013 performance was made under the Company’s 2014 MYLTIP, with a three-year performance period (February 4, 2014 to February 3, 2017), an additional year of time-based vesting, a total target value for all participants (not only the NEOs) of approximately $13.4 million and an aggregate payout opportunity ranging from zero to a maximum of $40.2 million, as follows:

Name	Percentage of 2014 MYLTIP	Grant Date Value	Target Value
Mortimer B. Zuckerman	0%	$0	$0
Owen D. Thomas(1)	21.5%	$2,826,563	$2,884,248
Douglas T. Linde	22.9%	$3,009,375	$3,070,791
Raymond A. Ritchey	18.9%	$2,482,187	$2,532,845
Michael E. LaBelle	5.2%	$687,500	$701,531
Robert E. Selsam	0%	$0	$0

(1)	Pro-rated for a partial year of service (April 2-December 31, 2013).

The baseline share price for 2014 MYLTIP awards was $107.14 (the average closing price of our common stock on the NYSE for the five trading days prior to and including February 4, 2014). The 2014 MYLTIP pool will be based (i) 50% (target value of approximately $6.7 million) on our annualized, compounded TSR relative to the annualized, compounded total return of the Cohen & Steers Realty Majors Portfolio Index (“C&S Realty Index”), and (ii) 50% (target value of approximately $6.7 million) on our annualized, compounded TSR relative to the annualized, compounded total return of the NAREIT Office Index adjusted to exclude the Company, as follows:

Tier	Company TSR Relative to C&S Realty Index	Payout Level
Threshold	-300 basis points	0.5x Target Value
Target	+100 basis points	1.0x Target Value
High	Between +500 and +800 basis points	2.0x Target Value
Exceptional	+1,000 basis points	3.0x Target Value

Tier	Company TSR Relative to NAREIT Office Index	Payout Level
Threshold	-200 basis points	0.5x Target Value
Target	+100 basis points	1.0x Target Value
High	Between +400 and +700 basis points	2.0x Target Value
Exceptional	+1,000 basis points	3.0x Target Value

* Linear	interpolation applies between tiers.

The 2014 MYLTIP also has absolute TSR modifiers that (A) reduce the level of earned awards by 20% if our annualized TSR is less than 0%, and (B) cause awards to be earned at 50% of target value if our annualized TSR is more than 12%, even though based on relative TSR alone no awards would be earned. Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation–Stock Compensation” (“ASC Topic 718”), we expect that 2014 MYLTIP awards to all employees (not only those made to NEOs) will have an aggregate value of approximately $13.1 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method.

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2014 MYLTIP awards were in the form of LTIP units issued on the grant date, but subject to forfeiture depending on the extent of actual rewards earned. The number of LTIP units issued was an estimate of the maximum number of LTIP units that NEOs could earn, based on certain assumptions. The number of LTIP units actually earned will be determined at the end of the performance period by dividing each NEO’s share of the total pool, if any, by the average per share closing price of our common stock on the NYSE for the 15 trading days immediately preceding the measurement date. If fewer LTIP units than the number issued initially are earned, the balance will be forfeited. Prior to the measurement date, LTIP units issued on account of 2014 MYLTIP awards will be entitled to receive per unit distributions equal to 10% of the regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions, as opposed to distributions per unit equal to those, both regular and special, payable on a common unit after the measurement date.

The time-based portion of 2013 LTI equity awards consisted of LTIP units or restricted shares of our common stock with four-year vesting (25% per year). Pursuant to our Equity Award Grant Policy discussed below, time-based full-value equity awards were issued as of the close of business on January 31, 2014 based on the closing price of our common stock on the NYSE on that date ($108.09).

Corporate Leadership Changes and Mr. Zuckerman’s Transition Benefits Agreement

Under Mr. Zuckerman’s stewardship as Chairman, since our 1997 IPO we have been one of the most successful office-focused REITs and completed some of the largest, most profitable and transformative transactions in the industry. His vision and relationships have contributed to, and continue to lay the foundation for, the creation of superior value for our stockholders. Recent examples of this include the leadership role he played in our acquisitions of the Transbay Tower site and the 680 Folsom Street development project in San Francisco, California. Mr. Zuckerman inherited the additional role of Chief Executive Officer in January 2010 after Edward H. Linde, the co-founder of the Company and our long-time Chief Executive Officer, passed away. Over several years the Board spent a considerable amount of time on succession planning to identify the right person to take over as Chief Executive Officer of the Company. After a multi-year process, the Board appointed Mr. Thomas as Chief Executive Officer in March 2013. The Board saw Mr. Thomas as an accomplished executive well known throughout the REIT industry and the ideal person to partner with our strong in-place leadership team to build on our success. However, the Board was also aware that, to ensure a seamless succession, Mr. Thomas would benefit from Mr. Zuckerman’s continued day-to-day involvement over a transition period. The Board also believed that Mr. Zuckerman could help Mr. Thomas integrate into our corporate culture.

In connection with this succession, the Compensation Committee approved Mr. Zuckerman’s TBA as a one-time cash and equity package. Under the agreement, he is entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500, subject to vesting in three equal installments. Two-thirds of these amounts have vested, with the remainder scheduled to vest on July 1, 2014. While he serves as Chairman (whether Executive or Non-Executive), we have agreed to provide Mr. Zuckerman with the same perquisites provided to him on March 10, 2013.

After implementing and overseeing the succession, the Board is convinced that we have a strong leadership team that has demonstrated stability during a transitional period and is focused on executing our long-held strategy.

Other Compensation Policies

Clawback Policy

The Compensation Committee adopted a formal “clawback” policy, which allows the Company to recoup from all executive officers and certain other specified officers incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if the Company is required to prepare an accounting restatement due to material non-compliance by the Company with

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any financial reporting requirement, the Compensation Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Compensation Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Compensation Committee may take into account any factors it deems reasonable in determining (i) whether to seek recoupment of previously paid excess compensation, (ii) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Compensation Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (iii) the form of the compensation to be recouped. The Compensation Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Gross-Up for Excess Parachute Payments

The Compensation Committee adopted a formal “no tax gross-up” policy with respect to its senior executives. Pursuant to this policy, the Company will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with existing obligations or pursuant to arrangements applicable to management employees of the Company generally, such as a relocation policy. Recent employment agreements entered into with new senior executives, including Mr. Thomas and our new regional manager for New York, do not provide for tax gross-up payments and, accordingly, this policy represents the formalization of the Compensation Committee’s pre-existing practice with respect to tax gross-ups. In addition, the Compensation Committee adopted amendments to the Company’s Senior Executive Severance Plan and Executive Severance Plan to provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans.

Policy Concerning Hedging and Pledging Transactions

Certain transactions in Company securities (such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, under the policy, executive officers and directors are prohibited from engaging in short sales and derivative transactions, purchasing Company securities on margin and pledging Company securities as collateral for a loan. An exception may be granted on a case by case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have been granted to date.

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Mandatory Minimum Equity Ownership Policy for Senior Executives

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, the Company has a policy in place that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Executive Vice President	5.0x
Senior Vice President, Chief Financial Officer	2.0x
Senior Vice President, Regional Manager	2.0x
All other Senior Vice Presidents	1.5x

If an executive falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple. Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants are approved at a meeting of our Compensation Committee held in or around the third or fourth week of January each year. The policy specifies the effective grant date for such awards as immediately following the closing of the NYSE on the second trading day after the Company publicly releases its financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Compensation Committee desired flexibility.

Our Compensation Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Compensation Committee. The Equity Award Grant Policy did not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance-based equity awards, the Compensation Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

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LTIP Units

Since 2003 we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the 2012 OPP, 2013 MYLTIP and 2014 MYLTIP, during the performance period holders of LTIP units will receive distributions equal to one-tenth of the amount of regular quarterly distributions paid on a unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

Employment Agreements

We have employment agreements with each of our NEOs. (See “Potential Payments Upon Termination or Change in Control” below.) These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas includes severance benefits which are greater than those provided to our other NEOs. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

Change in Control Arrangements

We have agreements with Mr. Zuckerman and Mr. Thomas to provide them with certain severance benefits in the event of their termination under certain circumstances within 24 months following a change in control. We also have two change in control severance plans, one for our President, Executive Vice Presidents, Chief Financial Officer and Regional Office Heads, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide severance benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. In all instances, these are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer. (See “Potential Payments Upon Termination or Change in Control” below.) Under our 2012 Plan, all equity awards become fully vested upon a change in control. Officers

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who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Compensation Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998.

In our experience, change in control protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control because very often senior manager positions are eliminated following a change in control. By agreeing up front to provide severance benefits and accelerated vesting of equity grants in the event of a change in control, the Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best consideration for our stockholders.

Perquisites

We provide a car and a full-time driver for the use of Mr. Zuckerman. This allows him to use his time efficiently for business purposes during his travel time. The cost to the Company for the car and driver in 2013 was $271,284. For Messrs. Linde and Ritchey, we provide a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas declined this benefit in 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Nonqualified Deferred Compensation” beginning on page 56.

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan. We maintain a 401(k) retirement plan in which all salaried employees can participate which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($255,000 in 2013)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our 401(k) plan.

Deductibility of Executive Compensation

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any

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“covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

Assessment of Compensation-Related Risks

The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

RISK MITIGATION FACTORS

•	our policies and programs are generally intended to encourage executives to focus on achieving long-term objectives

•	overall compensation is maintained at levels that are competitive with the market

•	the mix of compensation rewards long-term performance with a significant at-risk component

•	variable pay is based on the achievement of a variety of different financial and operational performance measures, including TSR, with the Compensation Committee having discretion to determine how much each measure should impact pay, thereby mitigating the risk that any one measure can dominate the payouts based on any formula

•	all equity awards are subject to multi-year vesting

•	executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging

•	a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

David A. Twardock, Chair

Carol B. Einiger

Dr. Jacob A. Frenkel

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2013, 2012 and 2011 to each of our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(7)		Option Awards ($)(7)		All Other Compensation ($)(14)	Total ($)(15)
Mortimer B. Zuckerman Executive Chairman & Former Chief Executive Officer	2013	1,000,000	0		16,593,278	(8)	1,475,000	(11)	4,753,551	23,821,829
	2012	996,154	2,800,000	(3)	5,248,193	(9)	1,368,750	(12)	260,212	10,673,309
	2011	950,000	2,700,000	(4)	4,819,317	(10)	1,248,000	(13)	276,128	9,993,445
Owen D. Thomas(1) Chief Executive Officer	2013	559,615	1,293,750	(5)(6)	3,393,486	(8)	900,000	(11)	60,750	6,207,601

Douglas T. Linde President	2013	671,154	1,487,500	(5)	3,382,500	(8)	717,500	(11)	31,800	6,290,454
	2012	619,231	1,450,000	(3)	3,077,515	(9)	695,000	(12)	31,500	5,873,246
	2011	550,000	1,375,000	(4)	2,790,485	(10)	634,500	(13)	31,110	5,381,095
Raymond A. Ritchey Executive Vice President, Head of the Washington, D.C. Office and National Director of Acquisitions and Development	2013	668,462	1,386,250	(5)	2,988,067	(8)	669,375	(11)	28,608	5,740,762
	2012	646,154	1,400,000	(3)	2,824,207	(9)	631,250	(12)	28,203	5,529,814
	2011	600,000	1,375,000	(4)	2,536,825	(10)	571,750	(13)	27,746	5,111,321

Michael E. LaBelle Senior Vice President, Chief Financial Officer and Treasurer	2013	456,539	665,000	(5)	1,012,452	(8)	150,000	(11)	22,800	2,306,791
	2012	411,923	750,000	(3)	971,583	(9)	156,250	(12)	22,500	2,312,256
	2011	370,385	650,000	(4)	713,062	(10)	129,250	(13)	22,087	1,884,784

Robert E. Selsam(2) Former Senior Vice President, Regional Manager of the New York Office	2013	374,385	1,175,000	(5)	470,883	(8)	171,250	(11)	40,936	2,232,454

(1)	Mr. Thomas became Chief Executive Officer on April 2, 2013.

(2)	Mr. Selsam retired as Senior Vice President, Regional Manager of the New York office on January 15, 2014.

(3)	Represents a cash bonus paid to the NEO in 2013 in recognition of performance in 2012.

(4)	Represents a cash bonus paid to the NEO in 2012 in recognition of performance in 2011.

(5)	Represents a cash bonus paid to the NEO in 2014 in recognition of performance in 2013.

(6)	Pursuant to Mr. Thomas’s employment agreement, Mr. Thomas elected to receive his bonus for 2013 in the form of fully vested LTIP units. Pursuant to this election, on February 7, 2014, the payment date of cash bonuses generally to all employees, Mr. Thomas was granted 11,849 LTIP units.

(7)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2013 audited financial statements beginning on page 159 of our annual report on Form 10-K for the year ended December 31, 2013.

(8)

Represents the total fair value of common stock and LTIP unit awards and 2013 MYLTIP Awards awarded in 2013, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the NEOs relating to common stock and LTIP unit awards are as follows: Mr. Zuckerman – $4,055,778; Mr. Thomas – $2,268,486; Mr. Linde – $2,152,500; Mr. Ritchey – $1,840,567; Mr. LaBelle – $412,452 and Mr. Selsam – $470,883. The grant date fair values for the NEOs relating to 2013 MYLTIP Awards based upon the probable outcome of the performance conditions as of the grant date for the awards are as follows: Mr. Zuckerman – $1,475,000; Mr. Thomas – $1,125,000; Mr. Linde – $1,230,000; Mr. Ritchey – $1,147,500, Mr. LaBelle – $600,000 and Mr. Selsam – $0. The maximum values of the 2013 MYLTIP Awards, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Zuckerman – $5,601,226;

50    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

Mr. Thomas – $6,136,362; Mr. Linde – $4,670,886; Mr. Ritchey – $4,357,595; Mr. LaBelle – $2,278,481 and Mr. Selsam – $0. To have value, the 2013 MYLTIP Awards require the Company to achieve relative total stockholder return thresholds (subject to limited absolute performance modifiers). On March 10, 2013, Mr. Zuckerman entered into the TBA with the Company. Under the TBA, if Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015, a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The cash payment and the equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. Accordingly, for Mr. Zuckerman, this amount also includes the $11,062,500 transition benefit equity award. The portion of the transition benefit cash award that vested in 2013 is included in the “All Other Compensation” column (see footnote 14 below).

(9)	Represents the total fair value of common stock and LTIP unit awards and 2012 OPP Awards awarded in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(10)	Represents the total fair value of common stock and LTIP unit awards and 2011 OPP Awards awarded in 2011, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. On January 31, 2014, the measurement period for the 2011 OPP Awards expired and the Company’s total return to stockholders was not sufficient for employees to earn and therefore become eligible to vest in any of the 2011 OPP Awards.

(11)	Represents the total fair value of non-qualified stock option awards awarded in 2013, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(12)	Represents the total fair value of non-qualified stock option awards awarded in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(13)	Represents the total fair value of non-qualified stock option awards awarded in 2011, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(14)	The table below shows the components of “All Other Compensation” for 2013, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car and driver provided to Mr. Zuckerman, the car allowances provided to Messrs. Linde and Ritchey, the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey and LaBelle, the vested portion of Mr. Zuckerman’s transition benefit cash award as described in footnote 8 above, the reimbursement of legal fees incurred by Mr. Thomas in connection with his employment agreement, and commissions and management fees earned by Mr. Selsam pursuant to an agreement dated August 10, 1995, which provides that during the term of Mr. Selsam’s employment, (a) he was eligible to receive commissions of 33.33% of any leasing commission received by Boston Properties in connection with leases executed at 90 Church Street, New York, New York and (b) he was paid 5% of the management fees earned on 90 Church Street. The amounts shown for company car, driver and car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2011 and 2012 for each of the NEOs were reported in our 2012 and 2013 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car and Driver / Car Allowance ($)	Parking ($)	Vested Portion of Transition Benefit Cash Award ($)	Reimbursement of Legal Fees ($)	Commissions and Management Fees ($)	Total ($)
Mr. Zuckerman	300	15,300	271,284	—	4,466,667	—	—	4,753,551
Mr. Thomas	450	15,300	—	—	—	45,000	—	60,750
Mr. Linde	600	15,300	9,000	6,900	—	—	—	31,800
Mr. Ritchey	600	15,300	9,000	3,708	—	—	—	28,608
Mr. LaBelle	600	15,300	—	6,900	—	—	—	22,800
Mr. Selsam	600	15,300	—	—	—	—	25,036	40,936

(15)	The amounts shown in the “Total” compensation column for each NEO equal the sum of all columns of the Summary Compensation Table.

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2013 Grants of Plan-Based Awards

The following table provides additional information about the plan-based awards granted to our NEOs during the year ended December 31, 2013.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(3)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Mortimer B. Zuckerman	2/1/2013	1/28/2013	—	—	—	42,102		—	—	4,055,778
	2/1/2013	1/28/2013	—	—	—	—		80,879	102.83	1,475,000
	2/5/2013	1/28/2013	933,544	1,867,088	5,601,266	—		—	—	1,475,000
	3/10/2013	3/9/2013				110,217	(6)	—	—	11,062,500	(6)
Owen D. Thomas	4/2/2013	3/9/2013	—	—	—	24,231		—	—	2,268,486
	4/2/2013	3/9/2013	—	—	—	—		51,971	99.94	900,000
	4/2/2013	3/9/2013	1,022,727	2,045,454	6,136,362	—		—	—	1,125,000
Douglas T. Linde	2/1/2013	1/28/2013	—	—	—	20,480		—	—	2,152,500
	2/1/2013	1/28/2013	—	—	—	—		39,343	102.83	717,500
	2/5/2013	1/28/2013	778,481	1,556,962	4,670,886	—		—	—	1,230,000
Raymond A. Ritchey	2/1/2013	1/28/2013	—	—	—	19,106		—	—	1,840,567
	2/1/2013	1/28/2013	—	—	—	—		38,243	102.83	669,375
	2/5/2013	1/28/2013	726,266	1,452,532	4,357,595	—		—	—	1,147,500
Michael E. LaBelle	2/1/2013	1/28/2013	—	—	—	4,281		—	—	412,452
	2/1/2013	1/28/2013	—	—	—	—		8,224	102.83	150,000
	2/5/2013	1/28/2013	379,747	759,494	2,278,481	—		—	—	600,000
Robert E. Selsam	2/1/2013	1/28/2013	—	—	—	4,888		—	—	470,883
	2/1/2013	1/28/2013	—	—	—	—		9,783	102.83	171,250

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Equity Award Grant Policy” above.

(2)	Represents 2013 MYLTIP Awards for each NEO. Amounts ultimately earned under 2013 MYLTIP Awards may range from $0 to the maximum amount set forth in the table. Distributions payable on 2013 MYLTIP Awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned. Any 2013 MYLTIP Awards ultimately earned based on performance vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below.

(3)	Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO, other than Mr. Linde, elected to receive all LTIP units. Mr. Linde elected to receive all restricted common stock. Restricted common stock, LTIP units and non-qualified stock options were awarded under the 2012 Plan by the Compensation Committee. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances. In the case of Messrs. Ritchey and Selsam, all of such awards were fully vested upon grant because they had attained the age of 65 or the age of 62 with at least 20 years of service with us.

(4)	In January 2014, we paid a special dividend of $2.25 per share of common stock to all stockholders of record as of the close of business on December 31, 2013. In connection with this special dividend, the Board of Directors adjusted all outstanding options that had not been exercised prior to the ex-dividend date for the special dividend to ensure that option holders were in a neutral economic position after giving effect to the payment of the special dividend. The number of shares subject to each such option was increased and the exercise price correspondingly decreased so that each option had the same fair value to the holder before and after giving effect to the payment of the special dividend. The numbers in these columns reflect these adjustments.

(5)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards, non-qualified stock option awards and 2013 MYLTIP Awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2013 audited financial statements beginning on page 159 of our annual report on Form 10-K for the year ended December 31, 2013.

(6)	Pursuant to Mr. Zuckerman’s TBA, if Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The cash payment and the equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. Accordingly, these amounts represent the $11,062,500 transition benefit equity award. The number of shares is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2013 of $100.37 per share, although the actual number issued will not be determined until January 1, 2015.

52    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

Outstanding Equity Awards at December 31, 2013

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2013.

	Option Awards(1)(2)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mortimer B. Zuckerman	25,852	25,853	(5)(6)	90.71	1/28/2021
	16,252	48,757	(5)(7)	105.25	2/3/2022
		80,879	(5)(8)	102.83	2/1/2023
						18,113	(5)(10)	1,818,002
						20,192	(5)(11)	2,026,671
						28,629	(5)(12)	2,873,493
						42,102	(5)(13)	4,225,778
						36,739	(14)	3,687,500	(14)
										0	(16)	0	(16)
										0	(17)	0	(17)
										12,519	(18)	1,256,532	(18)
Owen D. Thomas	—	51,971	(9)	99.94	4/2/2023
						24,231	(15)	2,432,065
										13,715	(18)	1,376,581	(18)
Douglas T. Linde	13,143	13,144	(6)	90.71	1/28/2021
	8,252	24,757	(7)	105.25	2/3/2022
	—	39,343	(8)	102.83	2/1/2023
						8,093	(10)	812,294
						10,266	(11)	1,030,398
						14,537	(12)	1,459,079
						20,480	(13)	2,055,578
										0	(16)	0	(16)
										0	(17)	0	(17)
										10,440	(18)	1,047,863	(18)
Raymond A. Ritchey(19)	23,687	—		90.71	1/28/2021
	30,753	—		105.25	2/3/2022
	38,243	—		102.83	2/1/2023
										0	(16)	0	(16)
										0	(17)	0	(17)
										9,739	(18)	977,503	(18)
Michael E. LaBelle	2,677	2,677	(6)	90.71	1/28/2021
	1,855	5,565	(7)	105.25	2/3/2022
	—	8,224	(8)	102.83	2/1/2023
						2,024	(10)	203,149
						2,091	(11)	209,874
						3,268	(12)	328,009
						4,281	(13)	429,684
										0	(16)	0	(16)
										0	(17)	0	(17)
										5,093	(18)	511,184	(18)
Robert E. Selsam(19)	4,961	—		90.71	1/28/2021
	8,322	—		105.25	2/3/2022
	9,783	—		102.83	2/1/2023
										0	(16)	0	(16)
										0	(17)	0	(17)

(1)	This table does not include LTIP unit and restricted common stock grants and 2014 MYLTIP Awards made in January and February 2014 reflecting performance in 2013 because they were not outstanding at the end of 2013. Such grants are described above under “Compensation Discussion and Analysis.”

BOSTON PROPERTIES, INC.  |  2014 Proxy Statement    53

(2)	In January 2014, we paid a special dividend of $2.25 per share of common stock to all stockholders of record as of the close of business on December 31, 2013. In connection with this special dividend, the Board of Directors adjusted all outstanding options that had not been exercised prior to the ex-dividend date for the special dividend to ensure that option holders were in a neutral economic position after giving effect to the payment of the special dividend. The number of shares subject to each such option was increased and the exercise price correspondingly decreased so that each option had the same fair value to the holder before and after giving effect to the payment of the special dividend. The numbers in these columns and the related footnotes reflect these adjustments.

(3)	The market value of such holdings is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2013 of $100.37 per share.

(4)	The number and market or payout value of equity incentive plan awards is based on the amount that would have been earned pursuant to the 2011 OPP Awards, 2012 OPP Awards and 2013 MYLTIP Awards if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2013.

(5)	Pursuant to Mr. Zuckerman’s TBA, all of Mr. Zuckerman’s options and LTIP units that were outstanding on March 9, 2013 will vest upon termination of his employment, whether voluntary or involuntary.

(6)	On January 28, 2011, these NEOs received awards of non-qualified stock options under the 1997 Plan as follows: Mr. Zuckerman – 51,705 options; Mr. Linde – 26,287 options and Mr. LaBelle – 5,354 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2012, subject to acceleration under certain circumstances.

(7)	On February 3, 2012, these NEOs received awards of non-qualified stock options under the 1997 Plan as follows: Mr. Zuckerman – 65,009 options; Mr. Linde – 33,009 options and Mr. LaBelle – 7,420 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.

(8)	On February 1, 2013, these NEOs received awards of non-qualified stock options under the 2012 Plan as follows: Mr. Zuckerman – 80,879 options; Mr. Linde – 39,343 options and Mr. LaBelle – 8,224 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(9)	On April 2, 2013, Mr. Thomas received an award of 51,971 non-qualified stock options under the 2012 Plan. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.

(10)	On January 29, 2010, these NEOs received awards of LTIP units under the 1997 Plan as follows: Mr. Zuckerman – 72,452 LTIP units; Mr. Linde – 32,372 LTIP units and Mr. LaBelle – 8,093 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2011, subject to acceleration under certain circumstances.

(11)	On January 28, 2011, these NEOs received awards of LTIP units under the 1997 Plan as follows: Mr. Zuckerman – 40,383 LTIP units; Mr. Linde – 20,531 LTIP units and Mr. LaBelle – 4,182 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2012, subject to acceleration under certain circumstances.

(12)	On February 3, 2012, these NEOs received awards of LTIP units under the 1997 Plan as follows: Mr. Zuckerman – 38,172 LTIP units; Mr. Linde – 19,382 LTIP units and Mr. LaBelle – 4,357 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.

(13)	On February 1, 2013, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Zuckerman – 42,102 LTIP units; Mr. Linde – 20,480 shares and Mr. LaBelle – 4,281 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(14)	Pursuant to Mr. Zuckerman’s TBA, if Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The cash payment and the equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. The market value represents the unvested portion of the equity award Mr. Zuckerman is entitled to receive and the number of shares is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2013 of $100.37 per share.

54    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

(15)	On April 2, 2013, Mr. Thomas received an award of 24,231 LTIP units under the 2012 Plan. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(16)	On February 1, 2011, these NEOs received 2011 OPP Awards. Any 2011 OPP Awards earned based on performance vest 25% on February 1, 2014, 25% on February 1, 2015 and 50% on February 1, 2016, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below. On January 31, 2014, the measurement period for the 2011 OPP Awards expired and the Company’s total return to stockholders was not sufficient for employees to earn and therefore become eligible to vest in any of the 2011 OPP Awards.

(17)	On February 7, 2012, these NEOs received 2012 OPP Awards. Any 2012 OPP Awards earned based on performance vest 25% on February 7, 2015, 25% on February 7, 2016 and 50% on February 7, 2017, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below.

(18)	On February 5, 2013, these NEOs, other than Mr. Thomas, received 2013 MYLTIP Awards and on April 2, 2013, Mr. Thomas received a 2013 MYLTIP Award. Any 2013 MYLTIP Awards earned based on performance vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below.

(19)	All of Messrs. Ritchey’s and Selsam’s options, LTIP units and shares of restricted common stock are fully vested because they attained the age of 62 with at least 20 years of service with us. As a result of Mr. Selsam’s retirement on January 15, 2014, he has until January 15, 2019 to exercise his stock options.

2013 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2013 and the aggregate number of shares of common stock and LTIP units that vested in 2013. The value realized on exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. Except as noted below, the value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mortimer B. Zuckerman(1)	—	—	141,053	14,720,403
Owen D. Thomas	—	—	—	—
Douglas T. Linde	—	—	31,199	3,391,331
Raymond A. Ritchey	—	—	19,106	2,008,041
Michael E. LaBelle	—	—	6,584	715,681
Robert E. Selsam	—	—	4,888	513,729

(1)	Included in the value realized on vesting is $7,375,000, which represents the portion of the transition benefits equity award that vested in 2013 and that Mr. Zuckerman is entitled to receive on January 1, 2015 pursuant to the TBA described in footnote 8 to the Summary Compensation Table above. The number of shares is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2013 of $100.37 per share, although the actual number issued will not be determined until January 1, 2015.

BOSTON PROPERTIES, INC.  |  2014 Proxy Statement    55

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2013 for the 28 measurement funds:

Name of Fund	2013 Rate of Return (%)	Name of Fund	2013 Rate of Return (%)
Allianz NFJ Dividend Value Fund	29.21	T. Rowe Price Mid-Cap Value	31.54
American Beacon Small Cap Value	40.06	Virtus Real Estate Securities A	0.45
Artisan Mid Cap	37.74	T. Rowe Price Retirement 2005	9.74
Buffalo Small Cap	44.15	T. Rowe Price Retirement 2010	11.93
T. Rowe Price Dividend Growth	30.35	T. Rowe Price Retirement 2015	15.18
Dodge & Cox International	26.31	T. Rowe Price Retirement 2020	18.05
Domini Social Equity	32.85	T. Rowe Price Retirement 2025	20.78
Oakmark Equity & Income	24.25	T. Rowe Price Retirement 2030	23.09
PIMCO Low Duration Bond	0.11	T. Rowe Price Retirement 2035	24.86
PIMCO Total Return Bond	-1.92	T. Rowe Price Retirement 2040	25.93
Vanguard Total Stock Market Index	33.49	T. Rowe Price Retirement 2045	25.93
Vanguard Total Bond Market Index	-2.14	T. Rowe Price Retirement 2050	25.90
Vanguard Total International Stock Index	15.14	T. Rowe Price Retirement 2055	25.86
T. Rowe Price Growth Stock	39.20	T. Rowe Price Retirement Income	9.15

(1)	Effective November 1, 2013, Vanguard Total Stock Market Index replaced the T. Rowe Price Equity Index. The annual rate of return for T. Rowe Price Equity Index for the year ended December 31, 2013 was 32.02%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

56    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2013, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2013.

Name	Executive Contributions in 2013 ($)(1)(2)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2013($)(2)
Mortimer B. Zuckerman	—	—	—	—	—
Owen D. Thomas	—	—	—	—	—
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	206,846	—	260,907	—	1,444,972
Michael E. LaBelle	120,654	—	165,677	8,253	713,345
Robert E. Selsam	169,277	—	339,902	—	2,312,962

(1)	These amounts do not include any contributions out of bonus payments that were made during 2014 in recognition of performance in 2013.

(2)	Of the amounts reported in the contributions column, (a) $66,846 of Mr. Ritchey’s contributions, $45,654 of Mr. LaBelle’s contributions and $74,877 of Mr. Selsam’s contributions are also included in the Summary Compensation Table as salary for 2013 and (b) $140,000 of Mr. Ritchey’s contributions and $75,000 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as bonus for 2012 that was paid in 2013. Of the amounts reported in the aggregate balance column, (a) $64,615 of Mr. Ritchey’s aggregate balance and $41,192 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as salary for 2012, (b) $60,000 of Mr. Ritchey’s aggregate balance and $37,039 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as salary for 2011, and (c) $137,500 of Mr. Ritchey’s aggregate balance and $65,000 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as bonus for 2011 that was paid in 2012.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Severance Arrangements

We have various employment and severance arrangements with our NEOs to provide severance and other benefits in the event of the termination of their employment under certain circumstances. In return for such protection, each NEO has agreed to be bound by confidentiality, non-competition and non-solicitation restrictive covenants and to provide to us post-termination litigation and regulatory cooperation.

Under these employment arrangements with each NEO, in the event the NEO is terminated by us “without cause” or the NEO terminates for “good reason,” the NEO will be entitled to receive a pro-rated target bonus for the year of termination and cash severance. The cash severance is the sum of (x) his base salary plus (y) the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year, except that the cash severance for Mr. Thomas is two times the foregoing sum. Subject to payment of premiums at the active employees’ rate, each NEO, his spouse and dependents may also participate in our health plan for up to 18 months (24 months in the case of Mr. Thomas) after termination of employment. In addition, each NEO, other than Mr. Thomas, will be entitled to an additional 12 months of vesting of his outstanding equity awards with time-based vesting. Mr. Thomas will be entitled to full vesting of his initial equity grants with time-based vesting and an additional 24 months of vesting in his other time-based equity awards. All NEOs will also become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting, subject to attainment of performance goals.

If an NEO’s employment with us is terminated by reason of death or disability, he or his beneficiary will be entitled to receive a pro-rated target bonus for the year of termination. In addition, he will become fully vested in his outstanding equity awards with time-based vesting, and subject to payment of

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premiums, he or his spouse and dependents may participate in our health plan for up to 18 months after termination of employment. The NEO will also become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting, subject to attainment of performance goals.

If Mr. Thomas’ employment with us ends upon the conclusion of the initial three-year term of his employment agreement or the first year of the extended term following our non-renewal of the agreement, he will not be entitled to receive any cash severance or benefits continuation, but he will receive accelerated vesting of his equity awards to the same extent as described above for a termination “without cause” or for “good reason.”

If an NEO’s employment is terminated by us “without cause” or by the NEO for “good reason” upon or within 24 months after a “change in control,” then each NEO other than Mr. Zuckerman will be entitled to a pro-rated target cash bonus for the year of termination and a lump sum severance amount equal to three times the sum of (x) his base salary plus (y) the amount of his average annual bonus, and Mr. Zuckerman will be entitled to receive a lump sum amount equal to $3,630,000. Each NEO will also be entitled to full vesting of his outstanding equity awards with time-based vesting, acceleration of vesting of his performance-based equity awards, subject to attainment of performance goals, 36 months of financial counseling, tax preparation assistance and outplacement, and, subject to payment of premiums at the active employees’ rate, may also participate in our health plan for up to 36 months following termination of employment. In addition, each NEO, other than Mr. Thomas, will be entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax (as discussed under “Compensation Discussion and Analysis – Other Compensation Policies”).

Transition Benefits Agreement with Mr. Zuckerman

In connection with Mr. Thomas succeeding Mr. Zuckerman as Chief Executive Officer, we entered into the TBA with Mr. Zuckerman. Under the TBA, if Mr. Zuckerman remains employed by us through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The amount of the cash payment will be reduced by any severance payments (other than payment of the pro-rated target bonus) that may be due to Mr. Zuckerman, including the lump sum payable in the event of a “change in control.”

Under the TBA, the cash payment and equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. If Mr. Zuckerman voluntarily terminates his employment for any reason before July 1, 2014, he will be entitled to receive only the vested percentage of the cash payment and the vested percentage of his equity award, which will be paid or awarded on January 1, 2015. If we terminate Mr. Zuckerman’s employment other than for “cause,” including for death or disability, prior to July 1, 2014, he will become fully vested in the cash payment and equity award, which will be paid or awarded on January 1, 2015.

The TBA provides that, without regard to whether Mr. Zuckerman is entitled to any other supplemental benefits under such agreement, if he terminates his employment with us for any reason, voluntarily or involuntarily, after March 10, 2013, he will become fully vested in any outstanding equity awards with time-based vesting and become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting, subject to attainment of performance goals.

Retirement-Related Provisions in LTI Equity Awards

In general, when an employee attains age 65 or attains age 62 and completes 20 years of service with us while still in service, the employee becomes fully vested in all time-based LTI equity awards. As of December 31, 2013, Messrs. Ritchey and Selsam satisfied the age and service condition and therefore all of their time-based LTI equity had vested. Comparable provisions for Mr. Zuckerman are discussed above under “Transition Benefits Agreement with Mr. Zuckerman.”

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In the case of performance-based LTI equity awards granted prior to 2014 (i.e., the 2012 OPP and 2013 MYLTIP), if an employee retires after attaining age 65 or attaining age 62 with 20 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days served in the performance period, subject to attainment of performance goals.

In the case of performance-based LTI equity awards granted under the 2014 MYLTIP:

•	if an employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days elapsed in the performance period plus 365 (i.e., one additional year), subject to attainment of performance goals; and

•	if an employee retires after attaining age 65 with 15 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days elapsed in the performance period plus 730 (i.e., two additional years), subject to attainment of performance goals.

The following tables show potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2013. The closing market price of our common stock on the New York Stock Exchange on December 31, 2013 was $100.37 per share.

Payments Upon Termination	Qualified Retirement ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Mortimer B. Zuckerman
Bonus	—	1,000,000	—	—	1,000,000
Severance	—	3,800,000	3,630,000	—	—
Transition Benefits(2)	—	2,120,833	2,290,833	—	5,920,833
Unvested Equity Awards(3)(4)	11,193,683	11,193,683	11,193,683	11,193,683	11,193,683
2011 OPP Awards(5)	0	0	0	0	0
2012 OPP Awards(6)	0	0	0	0	0
2013 MYLTIP Awards(7)	378,681	378,681	1,256,532	1,256,532	1,256,532
Benefits Continuation	—	12,238	37,614	—	18,357
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	0	—	—
Total	11,572,364	18,505,435	18,558,662	12,450,215	19,389,405
Owen D. Thomas
Bonus	—	1,725,000	—	—	1,725,000
Severance	—	4,950,000	7,425,000	—	—
Unvested Equity Awards(3)(4)	—	2,454,413	2,454,413	2,454,413	2,454,413
2011 OPP Awards(5)	—	—	—	—	—
2012 OPP Awards(6)	—	—	—	—	—
2013 MYLTIP Awards(7)	—	343,202	1,376,581	1,376,581	1,376,581
Benefits Continuation	—	29,916	44,874	—	22,437
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	—	9,502,531	11,450,868	3,830,994	5,578,431

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Payments Upon Termination	Qualified Retirement ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Douglas T. Linde
Bonus	—	675,000	—	—	675,000
Severance	—	2,125,000	6,150,000	—	—
Unvested Equity Awards(3)(4)	—	2,391,267	5,484,320	5,484,320	5,484,320
2011 OPP Awards(5)	—	0	0	0	0
2012 OPP Awards(6)	—	0	0	0	0
2013 MYLTIP Awards(7)	—	315,794	1,047,863	1,047,863	1,047,863
Benefits Continuation	—	14,958	46,674	—	22,437
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	0	—	—
Total	—	5,522,019	12,878,857	6,532,183	7,229,620
Raymond A. Ritchey
Bonus	—	670,000	—	—	670,000
Severance	—	2,070,000	6,085,000	—	—
Unvested Equity Awards(3)(4)	—	—	—	—	—
2011 OPP Awards(5)	0	0	0	0	0
2012 OPP Awards(6)	0	0	0	0	0
2013 MYLTIP Awards(7)	294,590	294,590	977,503	977,503	977,503
Benefits Continuation	—	13,598	42,594	—	20,397
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	0	—	—
Total	294,590	3,048,188	7,255,097	977,503	1,667,900
Michael E. LaBelle
Bonus	—	460,000	—	—	460,000
Severance	—	1,210,000	3,230,000	—	—
Unvested Equity Awards(3)(4)	—	537,659	1,196,576	1,196,576	1,196,576
2011 OPP Awards(5)	—	0	0	0	0
2012 OPP Awards(6)	—	0	0	0	0
2013 MYLTIP Awards(7)	—	154,056	511,184	511,184	511,184
Benefits Continuation	—	14,958	46,674	—	22,437
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	1,922,671	—	—
Total	—	2,376,673	7,057,105	1,707,760	2,190,197

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Payments Upon Termination	Qualified Retirement ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Robert E. Selsam
Bonus	—	375,000	—	—	375,000
Severance	—	847,000	2,487,000	—	—
Unvested Equity Awards(3)(4)	—	—	—	—	—
2011 OPP Awards(5)	0	0	0	0	0
2012 OPP Awards(6)	0	0	0	0	0
2013 MYLTIP Awards(7)	—	—	—	—	—
Benefits Continuation	—	13,598	42,594	—	20,397
Other Benefits(8)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	0	—	—
Total	0	1,235,598	2,679,594	0	395,397

(1)	Under our 1997 Plan and 2012 Plan, unless otherwise provided by the Compensation Committee at the time of grants, all equity grants become fully vested upon a change in control. For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control. For Mr. Zuckerman, qualified retirement includes termination for any reason.

(2)	On March 10, 2013, Mr. Zuckerman entered into the TBA with the Company. Under the TBA, if Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015, a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The cash payment and the equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. The amounts set forth above represent the unvested portions of the cash payment and equity award Mr. Zuckerman is entitled to receive reduced by any severance payments that would otherwise be due to Mr. Zuckerman. Mr. Zuckerman would not receive these amounts in connection with a good reason termination.

(3)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, (a) for Messrs. Linde, Ritchey, LaBelle and Selsam the vesting of equity awards will be accelerated by 12 months, (b) for Mr. Zuckerman, pursuant to the TBA, he will become fully vested in any outstanding equity awards and (c) for Mr. Thomas, pursuant to his Employment Agreement, he will become fully vested in his initial equity award. Accordingly, the following shares of restricted common stock, LTIP units and non-qualified stock options would have vested: Mr. Zuckerman – 109,036 LTIP units and 155,489 stock options; Mr. Thomas – 24,231 LTIP units and 51,971 non-qualified stock options; Mr. Linde – 23,192 LTIP units and shares of restricted common stock and 24,659 stock options; and Mr. LaBelle – 5,228 LTIP units and 5,249 stock options. The value of the stock options is calculated as the difference between the closing price of the Company’s common stock on December 31, 2013 of $100.37 and the exercise price of the options. All of Messrs. Ritchey’s and Selsam’s LTIP units, shares of restricted common stock and options previously vested because they attained the age of 65 or the age of 62 with at least 20 years of service with us.

(4)	In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control, (b) a change in control without termination or (c) death or disability, all outstanding equity awards become fully vested. At December 31, 2013, Messrs. Zuckerman, Thomas, Linde and LaBelle held unvested restricted common stock, LTIP units and non-qualified stock options as follows: Messrs. Zuckerman – 109,036 LTIP units and 155,489 stock options; Mr. Thomas – 24,231 LTIP units and 51,971 non-qualified stock options; Mr. Linde – 53,376 LTIP units and 77,244 stock options; and Mr. LaBelle – 11,664 LTIP units and 16,466 non-qualified stock options. All of Messrs. Ritchey’s and Selsam’s LTIP units, shares of restricted common stock and options have previously vested because they attained the age of 65 or the age of 62 with at least 20 years of service with us.

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(5)	Pursuant to the terms of the 2011 OPP awards, the performance-based vesting conditions of these awards could have been satisfied in the event of a change in control, depending on the per share consideration paid, and the time-based restrictions applicable to a recipient’s award would have been reduced or eliminated in the event of a change in control of the Company, the death or disability of the recipient, qualified retirement or the termination of the recipient’s employment by the Company without cause or by the recipient for good reason. In the event of a change in control as of December 31, 2013, none of the 2011 OPP awards would have been earned assuming the per share consideration in the change in control transaction equaled the closing stock price on December 31, 2013. In addition, because none of the 2011 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2013, the foregoing tables do not ascribe any value to the reduction or elimination of any time-based restrictions that would have occurred if any of the various events described above had occurred on December 31, 2013. As of December 31, 2013, only Messrs. Zuckerman, Ritchey and Selsam were eligible for qualified retirement. On January 31, 2014, the measurement period for the 2011 OPP Awards expired and the Company’s total return to stockholders was not sufficient for employees to earn and therefore become eligible to vest in any of the 2011 OPP Awards.

(6)	Pursuant to the terms of the 2012 OPP awards, the performance-based vesting conditions of these awards could have been satisfied in the event of a change in control, depending on the per share consideration paid, and the time-based restrictions applicable to a recipient’s award would have been reduced or eliminated in the event of a change in control of the Company, the death or disability of the recipient, qualified retirement or the termination of the recipient’s employment by the Company without cause or by the recipient for good reason. In the event of a change in control as of December 31, 2013, none of the 2012 OPP awards would have been earned assuming the per share consideration in the change in control transaction equaled the closing stock price on December 31, 2013. In addition, because none of the 2012 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2013, the foregoing tables do not ascribe any value to the reduction or elimination of any time-based restrictions that would have occurred if any of the various events described above had occurred on December 31, 2013. As of December 31, 2013, only Messrs. Zuckerman, Ritchey and Selsam were eligible for qualified retirement.

(7)

Pursuant to the terms of the 2013 MYLTIP Awards, in the event of a change in control prior to the end of the three-year performance period, the number of LTIP units earned will be calculated as of the date of the change in control based on our performance through such date as measured against performance hurdles (without proration), and any LTIP units earned will be fully vested. The values set forth above relating to (a) an involuntary not for cause termination or a good reason termination following a change in control and (b) a change in control without termination are based on the number of LTIP units that would have been earned assuming a per share consideration in a change in control transaction equal to the closing stock price on December 31, 2013. Pursuant to the terms of the 2013 MYLTIP Awards, in the event of termination of the employment of any of our NEOs resulting from an involuntary not for cause termination, a good reason termination, qualified retirement or death or disability, then (a) the number of LTIP units that such officer will earn will be determined in the same manner, with respect to the performance-based goals, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control), (b) such officer will be vested in a pro rated portion of the LTIP units that such officer otherwise would have earned based on the portion of the three-year performance period during which such officer was employed by us (or, in the event of a termination upon death or disability and in the case of Mr. Thomas, in the event of an involuntary not for cause termination or a good reason termination, such officer will be vested in all of the LTIP units that such officer otherwise would have earned) and (c) except in the event of death or disability, such officer will not be permitted to transfer the LTIP units that are earned until they otherwise would have vested under the terms of the 2013 MYLTIP Awards (i.e., 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018). The values set forth above relating to (a) an involuntary not for cause termination or a good reason termination and (b) death or disability are based on the number of LTIP units that would have been earned assuming our performance for the three-year performance period under the 2013 MYLTIP continued at the same annualized rate as we experienced from February 5, 2013, the first day of the performance period, through December 31, 2013 and reflect pro rated vesting, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions except in the case of death or disability. LTIP units are

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valued based on the closing price of the Company’s common stock on December 31, 2013, which was $100.37 per share.

(8)	Includes outplacement services valued at 15% of current base salary and bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “Nonqualified Deferred Compensation” beginning on page 56 for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2013, we paid our non-employee directors:

•	an annual cash retainer of $60,000 (payable in quarterly installments) for their services;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	$1,500 for each Board of Directors meeting attended; and

•	$1,500 to the members of each of the Audit Committee, Compensation Committee, NCG Committee and Significant Transactions Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Mses. Budinger and Einiger and Messrs. Klein, Lustig, Patricof and Twardock each made an election, in accordance with our 2012 Plan and approved by our Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director during 2013 and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors.

Additionally, in 2013 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $120,000. In addition, any new non-employee director was entitled to receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $120,000 (prorated based on the number of months from the date the director is first appointed or elected to our Board of Directors to the date of the Company’s next annual meeting of stockholders). These annual and initial grants are

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made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 29, 2013, Mses. Budinger and Einiger and Messrs. Frenkel, Lustig, Patricof, Turchin and Twardock each received 1,095 LTIP units or shares of restricted common stock and on January 31, 2013, Mr. Klein received 379 LTIP units. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Zoë Baird Budinger	88,310	109,987	198,297
Carol B. Einiger	94,991	109,987	204,978
Dr. Jacob A. Frenkel	97,690	109,987	207,677
Joel I. Klein(3)	81,667	146,650	228,317
Matthew J. Lustig	72,000	109,987	181,987
Alan J. Patricof	101,509	109,987	211,496
Martin Turchin	73,500	114,994	188,494
David A. Twardock	118,500	120,000	238,500

(1)	Mses. Budinger and Einiger and Messrs. Klein, Lustig, Patricof and Twardock deferred their cash fees earned during 2013 and received in lieu thereof deferred stock units pursuant to our 2012 Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2013. The deferred stock awards earned in prior years by Mr. Turchin continued to accumulate dividend equivalents.

Name	Deferred Stock Units Earned during 2013 (#)
Zoë Baird Budinger	1,015.58
Carol B. Einiger	1,178.59
Dr. Jacob A. Frenkel	—
Joel I. Klein	794.46
Matthew J. Lustig	736.24
Alan J. Patricof	1,640.46
Martin Turchin	445.24
David A. Twardock	1,502.37

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(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2013, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2013 audited financial statements beginning on page 159 of our annual report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, our non-employee directors had the following unvested equity awards outstanding:

Name	LTIP Units (#)	Common Stock (#)
Zoë Baird Budinger	1,095	—
Carol B. Einiger	1,095	—
Dr. Jacob A. Frenkel	1,095	—
Joel I. Klein	1,095	—
Matthew J. Lustig	1,095	—
Alan J. Patricof	1,095	—
Martin Turchin	547	548
David A. Twardock	—	1,095

(3)	Mr. Klein joined the Board of Directors on January 24, 2013.

Director Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Ms. Einiger and Messrs. Twardock and Frenkel. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, the executive officers of which served as a director of Boston Properties or a member of the Compensation Committee during 2013.

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PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Audit Committee of the Board of Directors has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. PricewaterhouseCoopers LLP has audited our consolidated financial statements since our initial public offering in June 1997. Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,417,868	$1,397,746
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	200,174	128,962

Subtotal	1,618,042	1,526,708
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	258,836	237,663
Tax Fees
Recurring tax compliance	255,707	240,956
Tax planning and research	89,414	91,997
REIT and other compliance matters	91,860	53,292
Tax assistance for potential transactions	88,273	61,282
Sales and use tax examinations	28,545	79,599

Subtotal	553,799	527,126
All Other Fees
Software licensing fee	1,800	1,800

Total	$2,432,477	$2,293,297

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the

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Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2013 and 2012 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2013 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2013.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Zoë Baird Budinger

Joel I. Klein

David A. Twardock

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PROPOSAL 4: STOCKHOLDER PROPOSAL

Proposal Concerning an Independent Board Chairman

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01801, the beneficial holder of approximately 253 shares of common stock of Boston Properties, has given formal notice that it will introduce the following resolution and supporting statement at the 2014 annual meeting of stockholders:

RESOLVED: That the stockholders of Boston Properties, Inc., (“Boston Properties” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the Board’s Chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent Chairman if a current Chairman ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve as Chairman.

Proponent’s Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (“CEO”), in directing the corporation’s business and affairs. Currently Mr. Mortimer Zuckerman, founder and former CEO of Boston Properties, is our Company’s Executive Chairman of the Board. We believe this scheme may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside director, even one with a robust set of duties, as not adequate to fulfil these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members that recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many independent directors there are on a Board, that Board is less able to provide independent oversight of the officers if the Chairman of the Board is not independent.

We, therefore, urge shareholders to vote FOR this proposal.

Boston Properties’ Statement in Opposition

Our Board of Directors recommends that you vote against this proposal. Our Board of Directors believes that the adoption of a firm policy that our Chairman be an independent director who has not previously served as an executive officer of the Company is unnecessary and would only serve to limit our Board of Directors’ flexibility in determining the best candidate to serve as our Chairman. Our stockholders have consistently agreed with our Board of Directors regarding this matter as they considered and rejected nearly identical proposals at each of our 2010 and 2009 annual meetings of stockholders.

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Requiring that our Chairman be an independent director is not necessary to ensure that our Board of Directors provides independent and effective oversight of the Company’s business and affairs. Such oversight is and will be maintained at the Company through:

•	our lead independent director;

•	the composition of our Board of Directors, eight of 11 members (or approximately 73%) of which are independent under the NYSE Rules;

•	the Audit Committee, Compensation Committee and NCG Committee, which are all comprised entirely of independent directors; and

•	our Corporate Governance Guidelines.

In order to provide our stockholders with even further reassurance regarding the strong independent oversight exercised by our Board of Directors, our Board of Directors recently approved an amendment to our Corporate Governance Guidelines to establish a lead independent director role and require that the independent members of our Board of Directors annually select an independent director to serve as our lead independent director. This amendment is scheduled to become effective immediately following the annual meeting, and our independent directors have selected Ivan G. Seidenberg to serve as our initial lead independent director, subject to his election at the annual meeting. Pursuant to the amendment to our Corporate Governance Guidelines, our lead independent director will have well-defined, substantive responsibilities that include, among others:

•	presiding at all meetings of our Board of Directors at which the Chairman is not present, including executive sessions of independent directors;

•	serving as a liaison between the Chairman and the independent directors;

•	approving information sent to our Board of Directors;

•	approving meeting agendas and meeting schedules for our Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of our Board of Directors; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Further, eight of the 11 members (or approximately 73%) of our Board of Directors are independent under the NYSE Rules. All of our independent directors may suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee thereof has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the Audit Committee, Compensation Committee and NCG Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management. Based on this governance structure, our Board of Directors does not believe that mandating an independent chairman provides any additional governance or oversight benefits.

The adoption of a policy requiring that our Chairman be an independent director who has not previously served as an executive officer of the Company would preclude our current Chairman, Mr. Zuckerman, from serving in this role. Mr. Zuckerman co-founded Boston Properties in 1970 and has served on our Board of Directors since the Company’s initial public offering in June 1997. Our Board of Directors has given careful consideration to the appointment of our Chairman and has determined that the Company and our stockholders are best served by having Mr. Zuckerman continue on in this role.

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From the Company’s initial public offering through December 31, 2013, under Mr. Zuckerman’s leadership, the Company has significantly outperformed the S&P 500 Index based on cumulative total return, which comparison is set forth in the following table:

	Cumulative Total Return for the period from the Company’s initial public offering through December 31, 2013(1)	Annualized Total Return for the period from the Company’s initial public offering through December 31, 2013(1)
Boston Properties, Inc.	807.3%	14.2%
S&P 500 Index	181.1%	6.5%

(1)	Assumes the reinvestment of dividends.

This significant outperformance suggests that the Company has been well served in the past by having Mr. Zuckerman as Chairman, and, as one of our largest individual equityholders, Mr. Zuckerman’s interests continue to be uniquely aligned with those of our stockholders.

Our Board of Directors believes that it is in the best interests of the Company and our stockholders for our Board of Directors to retain the flexibility and discretion to conduct the Company’s business in the most efficient and effective manner, including the flexibility to determine on a case-by-case basis who is best qualified to serve as our Chairman. According to the Spencer Stuart Board Index 2013, only 25% of the companies in the S&P 500 Index had an independent chairman and only 4% had a formal policy requiring the separation of the chairman and chief executive officer roles. Implementing the proposal would deprive our Board of Directors of its ability to select the person that it determines has the most effective leadership style and is best qualified to serve as our Chairman and put the Company out of step with, and at a competitive disadvantage to, the vast majority of companies in the S&P 500 Index.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote AGAINST this proposal. Properly authorized proxies solicited by the Board will be voted AGAINST this proposal unless instructions to the contrary are given.

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PROPOSAL 5: STOCKHOLDER PROPOSAL

Proposal Concerning the Adoption of Proxy Access

The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Plaza, Philadelphia, PA 19102, beneficial holder of approximately 15,934 shares of common stock of Boston Properties, has given formal notice that it will introduce the following resolution and supporting statement at the 2014 annual meeting of stockholders:

RESOLVED: Shareholders of Boston Properties, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the Board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under the Company’s bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of Boston Properties’ outstanding common stock continuously for at least three years before the nomination is submitted;

b)	give Boston Properties written notice within the time period identified in the Company’s bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Boston Properties shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting materials other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Boston Properties.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Proponent’s Supporting Statement

We believe long-term shareholders should have a meaningful voice in electing directors. In 2013, 81% of shareholders rejected the Company executive compensation plan.

Proxy advisor Institutional Shareholder Services reported at the time of the Company’s annual meeting that Boston Properties underperformed its peer group on a one and three year basis while paying the CEO Owen D. Thomas 1.3 times the median pay of CEOs at peer group companies.

We believe shareholders should be able to select their directors from a pool of nominees submitted by the company and qualified shareholders.

We urge shareholders to vote FOR this proposal.

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Boston Properties’ Statement in Opposition

Our Board of Directors recommends that you vote against this proposal. Stockholders already have effective means of communicating with our Board of Directors, recommending director candidates for consideration by the NCG Committee and nominating persons for election to our Board of Directors. Furthermore, proxy access serves to encourage potentially costly and disruptive contested elections in the situations when they are least warranted (i.e., those situations where the perceived benefits to the stockholders seeking to contest the election are so minimal that such stockholders are unwilling to bear their own expenses to solicit proxies) and reduce the incentives for stockholders to participate constructively in our Board of Directors nomination process. Additionally, proxy access could increase the leverage of stockholders seeking to pursue a special interest that is not in the best interest of all stockholders. The costs and other negative effects of more frequent contested elections would ultimately be borne by all stockholders. Accordingly, our Board of Directors believes that the adoption of a proxy access bylaw is not in the best interests of stockholders.

Stockholders already have a meaningful voice in electing directors.

The fundamental premise of the proposal is that stockholders do not have a meaningful voice in the election of directors and, consequently, stockholders are unable to hold our Board of Directors or the Company accountable for its actions. Our Board of Directors believes that this premise is without merit as stockholders are afforded many measures, through our Bylaws, Corporate Governance Guidelines and established statutory and regulatory rules governing the Company and the proxy process, that provide stockholders with the means to participate in the director nomination and election processes, communicate with our directors and promote consideration of stockholder views, including, among others, the following:

•	an opportunity to annually elect our directors through a majority voting standard in uncontested elections;

•	defined procedures for stockholders to recommend director candidates to the NCG Committee (as described on page 10 of this proxy statement);

•	bylaws allowing stockholders to directly nominate persons for election to our Board of Directors;

•	federal securities laws that enable stockholders to solicit proxies for their nominees; and

•	a formal means for communicating directly with individual directors and with our Board of Directors as a whole (as described on page 12 of this proxy statement).

Accordingly, the proponent’s suggestion that stockholders do not have a meaningful voice in electing directors is unfounded. Also misplaced is the proponent’s suggestion that stockholders do not have the opportunity to select their directors from a pool of nominees submitted by the Company and qualified stockholders, as stockholders are both able to recommend director candidates to the NCG Committee and to nominate them directly through a provision in our Bylaws, as noted above.

Implementation of a proxy access bylaw would result in unnecessary expense and distraction.

Contested elections are often expensive and disruptive events for companies that divert management’s time and efforts away from the operation of the business. The primary impact of adopting the proxy access bylaw described in this proposal would be to facilitate contested elections in situations where the perceived benefits to the stockholders seeking to contest the election are so minimal that such stockholders are unwilling to bear their own expenses to solicit proxies in favor of their nominees. As noted above, our Bylaws already permit stockholders to directly nominate persons for election to our Board of Directors, and the federal securities laws provide for a mechanism by which stockholders may solicit proxies in favor of their nominees. As a result, the only situation where the proposed proxy access bylaw would expand the voice of stockholders in director elections would be a situation where stockholders were deterred from nominating a person for election to our Board of Directors due to the

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cost of soliciting proxies. Stockholders holding 3% or more of the outstanding stock of the Company (worth over $500 million based on the closing price of the Company’s common stock on March 31, 2014) should be prepared to bear their own proxy solicitation costs if they seek to impose on the Company and all stockholders the expense and disruption associated with a contested election. It should be noted that one of the bases for the United States Court of Appeals for the District of Columbia Circuit (the “Circuit Court”) overturning the SEC’s proxy access rule was that it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

The Company does not believe that it is in the best interests of stockholders to adopt a bylaw solely for the purpose of requiring the Company and, ultimately, all stockholders to bear the cost and disruption associated with a contested election in a situation where the stockholders seeking to contest the election are unwilling to bear their own expenses to solicit proxies.

Implementation of a proxy access bylaw could undermine the Company’s process for identifying director nominees.

Implementation of the proposal could undermine our Board of Directors current process for identifying and selecting director nominees. In order to properly function, a board must be comprised of directors with complementary skill sets that have the requisite experiences and business acumen to provide appropriate oversight based on the company’s strategic goals and the nature of the company’s business. Accordingly, the NCG Committee is responsible for identifying and recommending nominees to our Board of Directors that meet certain minimum qualifications as detailed on page 11 of this proxy statement and has defined procedures for stockholders to recommend director candidates to the NCG Committee. This recommendation process gives stockholders an opportunity to recommend director candidates to the NCG Committee and have such nominees’ qualifications and independence properly reviewed by the NCG Committee in the same manner and basis as other nominees, without regard to the source of the initial recommendation. This balanced and thoughtful review process ensures that the complex analysis required regarding director independence and regulatory compliance is properly performed and allows the NCG Committee to evaluate how each potential nominee will contribute to the overall mix of skills, experience and perspective of our Board of Directors as a whole. Adopting the proposed proxy access bylaw would eliminate some of the incentives for stockholders to participate constructively in this process as opposed to seeking to contest an election.

Implementation of a proxy access bylaw could increase the influence of special interests.

The proposed proxy access bylaw would make it easier for a stockholder with a special interest to abuse the proxy process in order to promote a specific agenda that may not be in the best interests of, or may be detrimental to the interests of, all stockholders. The proposed bylaw would allow a stockholder to more easily use the threat of a contested election, which could be a very expensive and disruptive event for the Company, to seek to extract concessions from the Company relating to that stockholder’s special interest. Stockholders would no longer need to consider, or be limited by, the proxy solicitation costs that they would otherwise be required to bear in order to effectively contest an election, while the Company would be forced to consider whether to make concessions or potentially bear all the costs associated with a contested election. As a result, special interest groups could gain increased influence over the Company, with no guarantee that such influence will serve the best interests of all stockholders. This is a very real concern and one that was specifically noted by the Circuit Court in striking down the SEC’s proxy access rule. Specifically, the Circuit Court cited the SEC’s failure to adequately consider that institutional investors with special interests may use the proxy access rule as leverage to gain concessions unrelated to stockholder value. The Company does not believe increasing the influence of already powerful special interest groups is in the best interests of stockholders.

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For these reasons, our Board of Directors does not believe that the adoption of a proxy access bylaw is in the best interests of stockholders.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote AGAINST this proposal. Properly authorized proxies solicited by the Board will be voted AGAINST this proposal unless instructions to the contrary are given.

PROPOSAL 6: STOCKHOLDER PROPOSAL

Proposal Concerning a Policy Regarding Accelerated Vesting of Equity Awards of Senior Executives Upon a Change of Control

The AFL-CIO Equity Index Fund, beneficial holder of approximately 31,488 shares of common stock of Boston Properties, has given formal notice that it will introduce the following resolution and supporting statement at the 2014 annual meeting of stockholders:

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

Proponent’s Supporting Statement

Boston Properties, Inc. (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination and change in control at the end of fiscal year 2012 could have accelerated the vesting of $25 million worth of long-term equity to Boston Properties’ five senior executives, with former CEO Mortimer B. Zuckerman entitled to $15 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

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We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft and Occidental Petroleum, have limitations on the accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Boston Properties’ Statement in Opposition

Our Board of Directors recommends that you vote against this proposal, as the Board of Directors does not believe that adoption of the rigid policy set forth above regarding the acceleration of vesting of named executive officers’ equity awards is in the best interests of the Company or our stockholders. The policy described above would not allow for any acceleration of vesting to occur upon a change in control without a termination of employment and, even if an executive’s employment was terminated in connection with the change in control, would only allow for partial, pro rata vesting through the termination date. This type of policy would significantly limit our ability to motivate our executives to pursue a change in control transaction that could result in the termination of their employment and retain our executives during the time we are pursuing such a change in control transaction. Furthermore, this policy is inconsistent with our existing contractual arrangements and, based on public disclosure, those of all of our peers.

Companies commonly enter into contractual arrangements with their executives providing for accelerated vesting of equity awards and other benefits in connection with change in control transactions. The possibility of a change in control transaction, and the uncertainty and questions which it may raise among executives, may provide a disincentive for executives to pursue a change in control transaction or result in the departure or distraction of executives. If executives are concerned that they may lose their jobs in connection with a change in control, they will naturally be incentivized to (i) avoid pursuing these transactions and (ii) if a transaction is being pursued, begin preparing to seek other employment and, potentially, leave the Company prior to the completion of the transaction. The distraction or loss of senior executives at critical times during a potential change in control transaction could make it more difficult for the potential transaction to be completed and reduce the value achieved for stockholders in the transaction. Providing executives with accelerated vesting and other benefits in connection with change in control transactions can help eliminate some of these natural disincentives to pursuing a change in control transaction and provide better alignment with our stockholders. A policy prohibiting us from providing any accelerated vesting of equity awards, which is effectively what the proposed policy would provide, would eliminate one important means by which we can incentivize our executives to pursue a change in control transaction that is in the best interests of our stockholders.

Implementation of this proposal would also place the Company at a significant competitive disadvantage in attracting and retaining talented and highly qualified executives in comparison to its peers. We believe that the vast majority of public companies provide greater protections for their senior executives upon a change in control than the partial pro rata vesting advocated by the proposal and, based on their public disclosures, all of our peer companies provide greater protections. Among the seven companies that the proponent cites as examples for the proposal, none is a real estate investment trust or involved in the business of real estate (four are in the computer/software industry and three are in the petrochemical industry). These companies are not our peers or industry competitors. Consequently, our Board of Directors believes that implementing this proposal could negatively impact our ability to recruit or retain desirable and highly sought after candidates for executive positions, and could place us at a distinct disadvantage within our industry. Such a

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disadvantage could substantially jeopardize our ability to consistently execute on, or execute at all, our strategic goals, ultimately hindering our ability to create and maximize stockholder value.

The Board of Directors is convinced that adoption of a rigid policy only allowing for the provision of partial pro rata vesting upon a change in control would not be in the best interests of our stockholders. Our Board of Directors believes that the Compensation Committee must have the continued flexibility to structure the terms of our senior executive compensation packages in ways that: (i) avoid providing disincentives for them to pursue change in control transactions; and (ii) allow us to remain competitive in attracting high quality executive talent. Accordingly, our Board of Directors recommends that you vote against this proposal.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote AGAINST this proposal. Properly authorized proxies solicited by the Board will be voted AGAINST this proposal unless instructions to the contrary are given.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Director Independence” beginning on page 5 of this proxy statement.

Prior to joining the Company effective January 2, 2014, Mr. John F. Powers provided commercial real estate brokerage services to the Company, on behalf of his prior employer, CBRE, Inc., in connection with certain leasing transactions. Mr. Powers received approximately $592,000 during 2013 and is expected to receive approximately $1.1 million and $490,000 in 2014 and 2015, respectively, in the form of residual payments related to these transactions.

77    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

Since January 1, 2013, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $1,025,199. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2014. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). Mr. A. Landis is the brother of Mr. Mitchell S. Landis, our former Senior Vice President and Regional Manager of our Princeton office. Mr. M. Landis’ employment with us terminated on March 31, 2014. In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•	effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•	pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

BOSTON PROPERTIES, INC.  |  2014 Proxy Statement    78

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2013 and January 1, 2014.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

Stockholder Proposals for the 2015 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2015 annual meeting must be received by Boston Properties on or before December 5, 2014 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2015 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2015 annual meeting, must be received in writing at our principal executive office not earlier than January 20, 2015, nor later than March 6, 2015, unless our 2014 annual meeting of stockholders is scheduled to take place before April 20, 2015 or after July 19, 2015. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: Secretary.

79    BOSTON PROPERTIES, INC.  |  2014 Proxy Statement

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours per day, 7 days per week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2014.
Vote by Internet
• Go to www.envisionreports.com/BXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors recommends a vote “FOR” all of the nominees listed.													+
1.	To elect the eleven nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Carol B. Einiger	☐	☐	☐	05 - Matthew J. Lustig	☐	☐	☐	09 - Martin Turchin	☐	☐	☐

	02 - Jacob A. Frenkel	☐	☐	☐	06 - Alan J. Patricof	☐	☐	☐	10 - David A. Twardock	☐	☐	☐

	03 - Joel I. Klein	☐	☐	☐	07 - Ivan G. Seidenberg	☐	☐	☐	11 - Mortimer B. Zuckerman	☐	☐	☐

	04 - Douglas T. Linde	☐	☐	☐	08 - Owen D. Thomas	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding resolution, the Company’s named executive officer compensation.	☐	☐	☐	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposals 4, 5 and 6.

		For	Against	Abstain			For	Against	Abstain
4.	Stockholder proposal concerning an independent board chairman, if properly presented at the Annual Meeting.	☐	☐	☐	5.	Stockholder proposal concerning the adoption of proxy access, if properly presented at the Annual Meeting.	☐	☐	☐

6.	Stockholder proposal concerning a policy regarding accelerated vesting of equity awards of senior executives upon a change in control, if properly presented at the Annual Meeting.	☐	☐	☐	7.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2014

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 399 Park Avenue, 13th Floor, New York, NY 10022 on May 20, 2014 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4, 5 AND 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.	+